UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): November 14, 2011 (September 2, 2011)

PROTEA BIOSCIENCES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51474	20-2903252
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

955 Hartman Run Road
Morgantown, West Virginia 26507

(Address of principal executive offices)

(304) 292-2226

(Registrant’s telephone number, including area code)

SRKP 5, Inc.
4737 North Ocean Drive, Suite 207
Lauderdale by the Sea, Florida 33308

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No. 1 (this “Amendment”) on Form 8-K/A amends in its entirety the Current Report on Form 8-K filed by Protea Biosciences Group, Inc. (“we” or the “Company”) with the Securities and Exchange Commission (the “SEC”) on September 9, 2011 (the “Original Filing”) in response to comments received by the staff of the Securities and Exchange Commission (the “SEC”) in connection with the Original Filing.  This Amendment reflects changes made in response to comments we received from the staff in its comment letter.

Item 1.01.	Entry into a Material Definitive Agreement .

On September 2, 2011, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Protea Biosciences, Inc., a Delaware corporation (“Protea”), SRKP 5, Inc., a Delaware corporation (“SRKP 5” or the “Company”) and SRKP 5 Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of SRKP 5 (“MergerCo”). Pursuant to the Merger Agreement, MergerCo merged with and into Protea (the “Merger”). To effectuate the Merger and subject to the right of the Protea stockholders to dissent, each share of Protea common stock was automatically converted into one share of SRKP 5, Inc. (“SRKP 5”) common stock, all shares of Protea common stock in treasury were canceled and SRKP 5 assumed all of Protea’s rights and obligations for outstanding convertible securities and warrants. In conjunction with the Merger, immediately prior to resigning, the members of the board of directors of SRKP 5 elected and appointed the persons designated by Protea as SRKP 5’s directors and officers.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Information in response to this Item 2.01 below is keyed to the item numbers of Form 10.

Part I.

Item 1.	Description of Business.

In the discussion below, when we refer to “Protea”, the “Company”, “we”, “us” and “our”, we mean our wholly-owned operating subsidiary, Protea Biosciences, Inc., and its wholly-owned French subsidiary, ProteaBio Europe SAS.

History

SRKP 5 was incorporated in the State of Delaware on May 24, 2005 and was originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.

On September 2, 2011, SRKP 5 (i) closed a reverse merger transaction, described above, pursuant to which SRKP 5 became the 100% parent of Protea (ii) assumed the operations of Protea and its subsidiaries and (iii) changed its name from “SRKP 5, Inc.” to “Protea Biosciences Group, Inc.”

Overview of Our Business

 Protea operates in the field of bioanalytics. Bioanalytics is the identification and characterization of proteins and other biomolecules, which are the products of all living cells and life forms. The Company is applying its technology to the development of a new generation of products and services that enable comprehensive, real-time analysis of living cells, thereby providing data that helps to define normal and disease processes. We believe this will, in turn, support the next generation of medical research and pharmaceutical development. Protea’s technologies seek to enable the discovery and analysis of the proteins and other biomolecules that regulate the biological functions of the human body and all other forms of life. This is a critical area of research, because most biological functions are carried out by proteins, and the discovery of proteins that are associated with specific diseases can lead to the development of new pharmaceuticals, designed to block the proteins’ aberrant biological activities.

Our Business Strategy and Products

 The Company applies its core technologies and expertise to the development of products, instruments and services that seek to provide improved capability to the discovery of new proteins and other biomolecules. The Company also seeks to improve the analysis of known biomolecules. To accomplish its commercial objectives, the Company’s operations are organized into two units as follows:

•	Bioanalytical Product Systems - This unit is responsible for research and development, product manufacturing and quality assurance, including the LAESI technology platform described below.

•
Bioanalytical Services - This unit is organized as a bioanalytics services business, and offers mass spectrometry-based bioanalytical services for the identification of proteins, metabolites, and other biomolecules, to pharmaceutical, industrial and academic research laboratories.

Bioanalytical Product Systems

The Company’s products are purchased and used primarily by pharmaceutical and academic research laboratories. Our product groups are divided as follows:

 Protein sample preparation

This product group encompasses consumable products for the recovery and preparation of protein samples for analysis by mass spectrometry. The product group includes the following:

•
A family of proprietary reagents, known as surfactants,   that can rapidly remove proteins out of biological samples and into liquid phase, preparing them for analysis by mass spectrometry. Our surfactants do not interfere with mass spectrometry analysis, as is the case with currently-available surfactants. Marketed as Progenta TM surfactants, they allow recovery of proteins from cells and other sample types, eliminating sample handling and purification steps that lead to reduced protein yield and poorer quality results by mass spectrometry. Our surfactants are available in a variety of forms, to accommodate most classes of proteins.

•
Single use products for capturing albumin protein in serum. More than 80% of all protein circulating in our bloodstream is human serum albumin (HSA). Our products allow the capture of intact HSA with >99% recovery, in a simple 20 minute disposable spin tip. The analysis of human serum albumin has been found to be a new source of new biomarkers for disease diagnosis (see discussion below). These products have been tested at Johns Hopkins University School of Medicine, and found to be effective for the recovery of serum albumin.

•
Single use products, including pipette tips and 96 well plates, which employ a novel chemistry technique, known as monolith chemistry, which enables recovery of proteins from solutions, as well as removal of salts, thereby improving the quality of analysis of the proteins by mass spectrometry. Monolith chemistry improves the quantity of protein recovered, as well as the reproducibility of its subsequent analysis.

 Gel protein separation and recovery

The Company developed and markets the GPR-800, a benchtop instrument system that employs proprietary, single-use plastic microfluidic chips and reagent kits to simultaneously recover eight protein samples in 20 minutes, compared to 3-6 hours per sample required by current methods. The GPR-800 improves the quality, reproducibility and throughput of intact protein analysis, while minimizing the possibility of sample loss or contamination.

Mass spectrometry standards

The Company has developed and markets an extensive line of protein mass spectrometry standards, which provide defined and characterized proteins representing different protein structures and classes. As the field of proteomics has progressed, there is increased interest in knowing the precise status of a protein, particularly in the identification of “post translational modifications” (chemical modifications of the protein that occurs after its production via RNA translation), such as phosphorylation, a change that relates to the protein’s biological status. The company’s mass spectrometry standards are intended to improve the reproducibility of a researcher’s mass spectrometry results.

LAESI DP1000

In 2011, Protea completed the development of a novel bioanalytical instrument platform, known as “LAESI” (laser ablation electrospray ionization). This technology enables the direct identification of proteins, lipids and metabolites in tissue, cells and biofluids, such as serum and urine, without any sample preparation prior to analysis. By eliminating sample preparation, the biological sample can be analyzed without the possible contamination, bias or sample loss that occurs with the current techniques, which require the introduction of chemicals, or the destruction of the sample itself, in order to enable analysis by mass spectrometry. LAESI then can display the data obtained by mass spectrometry analysis combined with actual images of the tissue and cell samples. Thus, mass spectrometry data can be evaluated in the context of the biology of the sample; this allows the integration of mass spectrometry data with current pathology and microscopic imaging techniques. Data is available in seconds to minutes, allowing rapid time to results and the capacity to analyze thousands of samples in a single work period. LAESI’s rapid time to results enables analysis of cell samples in real time. As an example, a researcher testing a new drug’s effects on living cells can analyze changes in the cells’ metabolism in real time and across a specific time course, thereby almost immediately obtaining precise data as to the effects of the new drug. The Company believes that LAESI has the potential to revolutionize bioanalytics in pharmaceutical research, as well as many other fields, including agriculture, pathology, biomarker discovery, biodefense and forensics.

We presently have three fully functional LAESI production units with software packages developed by the Company (LAESI desktop software and ProteaPlot TM ). Instrument shipments are projected to commence in the first quarter of 2012.

Instrument systems are expected to employ proprietary LAESI single use, consumable products, including specialized monolith materials for holding cells in place for LAESI sampling, to provide biocompatible surfaces that will not damage cells. We are employing our monolith chemistry to enable the use of LAESI for a broad variety of user applications.

LAESI is intended to meet the broad need of the biologist for the direct identification and characterization of biomolecules in biological samples, which remain untouched prior to their analysis.

Bioanalytical Services

Protea offers bioanalytical services for the analysis and identification of both small molecules (e.g. lipids and metabolites) and large molecules (e.g. proteins). The services unit is operated under GLP (Good Laboratory Practices, which are necessary for regulatory submissions and to meet the internal R&D standards of pharmaceutical research clients) . The Company believes that it is the first laboratory to offer quantitative protein mass spectrometry services in a GLP regulatory environment.

The Company offers advanced techniques for the analysis of therapeutic proteins (known as biopharmaceuticals) by mass spectrometry, in particular the analysis of modifications to therapeutic proteins that occur in the course of their production by living cells. These modifications include phosphorylation (can activate or deactivate a protein), glycosylation (needed for proper protein folding), and many others. Knowledge of these subtleties of a protein’s structure improves the understanding of the relationship between a protein’s structure and its biological activity. This improved insight can lead to improvements in production methods for therapeutic proteins and improved safety and efficacy for the therapeutic protein.

 Antibody-based detection techniques have traditionally been the means to identify proteins. However, antibody methods present challenges of non-specificity, poor reproducibility and in particular the inability to identify subtle changes in protein structure such as phosphorylation status. Protein analysis by mass spectrometry offers improved specificity, sensitivity, and reproducibility.

The Company plans to offer advanced bioanalytical services using its proprietary LAESI technology platform in the fourth quarter of 2011.

The Company believes that its advanced protein mass spectrometric methods are an important strategic asset, and will be a key component of its future corporate growth.

Industry and Market Overview

The global bioanalytics market consists of products and services used to analyze and identify biomolecules that are the products of living cells and life forms. These include proteins, lipids, metabolites and other classes of biomolecules. In addition to human pharmaceuticals and diagnostics, the bioanalytics market includes, among others, the fields of environmental science, forensics, oceanography, cosmetics, agriculture and biodefense.

The growth of the bioanalytics market sector can be attributed in large part to the following factors:

•
With the completion of the mapping of the human genome, attention is now focused on the products of our genes, called “proteins”, the building blocks for all cellular functions, and the actual agents of biological activity, as a more promising source of new therapeutic targets. The Human Genome Project revealed that there are fewer protein-coding genes in the human genome compared to proteins in the human proteome (~22,000 genes vs. ~400,000 proteins), a fact that has led to increased focus by researchers on the discovery of proteins and their biological functions..

•
There is general recognition that the pool of protein targets available for drug development needs to be dramatically increased, from the current number of several hundred. Furthermore, it is anticipated that proteins discovered with new technology will be more disease-specific, leading to more effective pharmaceuticals. Management believes that pharmaceutical research has a financial incentive to drive proteomics technology development and growth, in order to improve the speed and accuracy of its drug discovery research.

•
The analysis and characterization of specific proteins is becoming increasingly important to the development and production processes of therapeutic proteins. Proteins that are produced by recombinant DNA technology are called “biopharmaceuticals”, and today represent about one-third of the pharmaceutical industry. Precise data on a protein’s structure and biological status at specific stages of a disease is needed. Accomplishing this requires the ability to directly identify specific chemical changes in the protein of interest’s structure.

•
In addition to proteomics, there is increasing interest in the discovery and identification of other classes of biomolecules that are produced by living cells, including metabolomics (the study of the small molecules which are the products of chemical reactions in cells) and also lipidomics (a subset of metabolites, lipids are produced for the purpose of energy transfer and storage within cells). Both of these classes of biomolecules are becoming important areas of research for the discovery of disease specific biomarkers and for normal and diseased cell profiling.

The bioanalytics market is comprised of numerous sub-markets, of which the major sectors are profiled below:

 Proteomics

Proteomics, the discovery and identification of proteins, is the largest segment of the bioanalytics market. The market encompasses a large number of pharmaceutical and biotechnology companies, as well as academic research laboratories. The world market has been estimated at $7.0 billion in 2009, growing at 7% per year (Frost & Sullivan). Considerable growth is projected in the proteomics industry over the next ten years. One industry source estimates the proteomics market to have increased to $7.9 billion in 2009, and projects an increase to $19.4 billion in 2014. Proteomics instruments, a subset of the proteomics market was estimated at $4.8b in 2009, expected to increase to $13.0b in 2014 for a CAGR of 22% (source: BCC Research- Global Technologies Report June 2009).

Metabolomics

Metabolomics is the study of the small molecules created by cellular processes. Classes of metabolomics include lipids, amino acids and vitamins. There is increasing interest in the development of metabolite biomarker “profiles” of cells for precise diagnosis of disease. North America represents the largest metabolomics market, estimated at $161.4 million in 2009, and forecast to have a CAGR of 15% from 2009 to 2014 to reach $324 million by 2014(source: Goliath – Pharrmaceutical Market Research Report - May 2010).

Human disease biomarker discovery

The human disease biomarker sector seeks to identify and validate biomolecules that are associated with the onset and progression of a specific disease, and thus can become new diagnostics, or biomarkers, to be used to better identify patient subgroups for more precise selection of their optimal treatment, as well as to guide new pharmaceutical development for specific patient subgroups. The largest area of biomarker research is Oncology. The global oncology biomarker discovery market is expected to grow from $2.5 billion in 2009 to $5.7 billion by 2014, at an estimated CAGR of 17.2% from the year 2009-2014. North America is the largest market with a share of $1.2 billion in 2009, and expected to have a CAGR of 19% from 2009 to 2014 to reach $2.8 billion in 2014. (Report from Goliath - Pharmaceutical Market Research Report, May 2010)

Technology and Intellectual Property

Protea scientists have made important advances in the field of bioanalytics, which the Company combines with technology exclusively licensed from leading academic research institutions. The Company’s technology enables the direct identification of intact proteins, lipids, metabolites, and other biomolecules, thereby improving the sensitivity, reproducibility and speed of biomolecule identification.

The following is a description of the Company’s proprietary technology portfolio:

 LAESI Technology

In 2008, Protea entered into an exclusive, worldwide license agreement with George Washington University for commercial rights to the LAESI technology. LAESI is a new bioanalytical technology platform that enables rapid and direct identification of biomolecules in biological samples, without sample preparation. This technology creates what management believes is a breakthrough capability to identify proteins, peptides, lipids, metabolites and other biomolecules directly and rapidly. LAESI technology allows the direct identification of biomolecules in tissue sections and cells, so that the destruction of the source sample is not required. Extremely rapid (each analysis takes a few seconds), sensitive and quantitative, LAESI uniquely provides 2D and 3D imaging data, showing the distribution of biomolecules across tissue sections and single cells. Because the source sample is preserved, proteins and metabolites can be identified and localized in cell structures, tissues and fluids.

LAESI is based upon the ablation of biological samples with a mid-infrared (MIR) laser that is tuned to the strong absorption line of water. Water-containing samples readily absorb the MIR laser energy, resulting in the production of an ablation plume above the sample, which interacts with an electrospray plume for secondary ionization of the sample molecules, which are then swept into the mass spectrometer for detection. The entire sequence of events takes less than a second, and each analysis event produces a mass spectral fingerprint, or databases, of the biomolecules present within that “pixel” or location on the sample. Each database produced may contain hundreds or thousands of biomolecule identifications.

Benefits of the LAESI technology include the following:

•	Very rapid time to results - the time between sample acquisition and analysis can often be measured in seconds. This provides the capacity to analyze thousands of samples in a single work period.

•	Samples can be solid, liquid, amorphous or combinations of these formats, including tissues, cells, and biofluids (blood, urine, CSF et. al.).

•
LAESI enables spatial analysis with 2D and 3D imaging capabilities. The identification of biomolecules can be displayed localized in visual images of the tissue or cells, allowing the researcher to actually see the location of specific biomolecules in cells.

•
No sample preparation is required. By eliminating sample preparation, the biological sample can be analyzed without the possible contamination, bias or sample loss that occurs with the current techniques, which require the introduction of chemicals, or the destruction of the sample itself, in order to enable analysis by mass spectrometry.

•	Small sample consumption of LAESI analysis means that the source sample is still available for additional investigation.
•	LAESI is compatible with a broad range of biomolecules, from small metabolites to large proteins.

•	LAESI can identify virally-infected cells in minutes (Journal - PLoS ONE September 7, 2010).

LAESI represents a minimally invasive/minimally destructive approach to chemical analysis, which means that living cells or tissues can be monitored not only in three dimensions, but also over time. This is important for pharmaceutical development, where differences in cell metabolism need to be analyzed to assess drug effectiveness or toxicity.

In June 2011, the first LAESI patent (US 7,964,843), which expires on January 1, 2029, was issued for “3D Molecular Imaging by Infrared Laser Ablation Electrospray Ionization Mass Spectrometry.” Subsequently, the USPTO  granted allowance for the second LAESI patent for “Laser Ablation Electrospray Ionization (LAESI) for Atmospheric Pressure, In Vivo, and Imaging Mass Spectrometry.”

           At the 2011 annual conference for the American Society for Mass Spectrometry (ASMS), we unveiled the LAESI DP-1000 instrument system, the first commercial embodiment of the LAESI technology. The LAESI DP-1000 is intended as a discovery platform, and supports both 2D/3D imaging mass spectrometry and high throughput aqueous sample work flows. Two software programs have been developed in parallel with the instrument - the LAESI Desktop Software (LDS) is used for method development, control of all of the DP-1000 subsystems, and automated LAESI-MS data collection.

Human Serum Albuminome (HSA)

HSA technology is the subject of research being conducted by The Johns Hopkins School of Medicine, and exclusively licensed to Protea.

The structure and function of human serum albumin has interested researchers for some time. HSA is the most abundant human protein, representing over 80% of the total protein circulating in our bloodstream. Albumin plays several important roles, including maintaining normal blood volume and fluid balance. It also binds many drugs, proteins, hormones and other chemicals, helping to distribute these compounds around the body to different organ systems, and acting as a storage reservoir.

Until recently, albumin was regarded as largely uniform in composition, structure and function, with only a few diseases having been recognized that alter the quantity or quality of this important protein.

A team of researchers at Johns Hopkins University School of Medicine identified 35 different proteins, or peptide fragments of proteins, that are carried by albumin. At least 26 of these are recognized as potential biomarkers for different diseases, and several have relevance to cardiovascular disease.

The Company intends to further develop and apply the JHU human serum albuminome technology to identify new cardiovascular disease biomarkers, and develop a new class of serum-based tests for cardiovascular and other disease

Monolith chemistry

 The Company has developed a new method of chemical synthesis, known as monolith chemistry, that enables the production of specific chemical entities that are embedded in plastic tips, slides and other sample processing products. The embedding of the monoliths allows the capture of proteins as they flow through the devices., which in turn can improve the amount and diversity of proteins that are recovered.

 Gel protein recovery

 Protea scientists have developed a proprietary method to control and move intact proteins in a microchannel environment (the width of a microchannel is less than that of a human hair). This development has paved the way for designing single use plastic chips that recover and separate proteins out of gels (gels are used by biologists to separate proteins based upon their molecular weight). The Company has employed this technology to develop its GPR-800 microchip-based gel protein recovery system.

 Patents and Intellectual Property

 The Company is building a strong intellectual property position and currently is prosecuting several patent applications, on behalf of the inventions of the Company’s scientists and licensors. The subjects of the patent applications include the following:

•	Laser Ablation Electrospray Ionization (LAESI) for high throughput and imaging mass spectrometry;
•	Albumin binding protein complexes and their use in cardiovascular disease diagnosis;
•	Novel acid-cleavable chemical surfactants; and
•	Microchip device for gel protein recovery.

Agreement with West Virginia University (WVU)

In September 2001, the Company entered into an Exclusive Option Agreement pursuant to which Protea was granted an exclusive option by West Virginia University Research Corporation, a nonprofit West Virginia corporation (“WVURC”) to license technology from the laboratories of certain West Virginia University ("WVU") principal investigators in the field of protein discovery, for therapeutic, diagnostic and all other commercial fields worldwide.  On December 21, 2005 (the "WVU Effective Date"), the Company entered into an Exclusive License Agreement (the "WVU Agreement") with WVURC, acting for and on behalf of WVU.  Under the terms of the WVU Agreement, the Company is required to pay (i) a license fee equal to $25,000 due within 90 days of the date on which the first notice of allowance is issued by the United States Patent and Trademark Office or a similar foreign country with respect to the technology underlying the WVU Agreement; (ii) annual royalties equal to 4% of the net revenue resulting from the sale of products and services that utilize the WVU subject technology which are payable semi-annually within thirty (30) days of June 30 and December 31 of each calendar year covering net revenues received during the preceding year; and (iii) expenses for the preparation, filing and prosecution of related patent applications. In the event the Company is required to license any intellectual property from third parties in order to practice or commercialize the technology underlying the WVU Agreement, the royalty payments will be reduced by the lesser of (a) 50% or (b) the royalty and licensing fees actually incurred by the Company to license the intellectual property rights from such third party.  If such a reduction is applicable, WVURC is entitled to earned royalties of at least two percent (2%) on the net revenues resulting from the sale of products and services that utilize the WVU subject technology. For any sublicense granted to sub-licensees,  WVURC is entitled to 10% of any license fee and other payments or fees received from the sublicensee, which is due and payable within ten days of receipt by the Company from the sublicensee.  At present, the Company sponsors collaborative research in certain WVU laboratories in both the Departments of Engineering and Pathology.

The WVU Agreement automatically terminates upon (1) the latter of the expiration of the last patent to expire issued in respect of the licensed technology, or (2) twenty (20) years from the first commercial sale by the Company of the last licensed product included in the subject technology by amendment to the WVU Agreement. At present, there are no patent applications being pursued by WVU in respect of the technology licensed to the Company under the WVU Agreement.  In addition, WVURC may cancel and terminate the  WVU Agreement (1) thirty (30) days following notice to the Company of an event of default or failure by the Company to perform, assuming such event of default has not been corrected during the thirty day period, or (2) immediately, in the event  the Company (i) shall become involved in insolvency, dissolution, bankruptcy, or receivership proceedings affecting the operation of its business; (ii) make an assignment of all or substantially all of its assets for the benefit of creditors, or (iii) has a receiver or trustee appointed for it.

Agreement with Johns Hopkins University (JHU)

On June 9, 2009 (the "JHU Effective Date"), the Company entered into an Exclusive License Agreement with Johns Hopkins University (the "JHU Agreement") for technology developed in the laboratory of Jennifer Van Eyk, Ph.D., Professor of Medicine, Division of Cardiology, Biological Chemistry and Biomedical Engineering. The technology field is albumin-bound protein complexes and their use in the diagnosis of cardiovascular disease. Under the terms of the JHU Agreement, the Company has the exclusive worldwide rights to commercialize this technology. The Company is obligated to pay expenses for the preparation, filing and prosecution of related patent applications. In addition, JHU is entitled to (i) a license fee of $75,000, which was paid on June 23, 2009, (ii) minimum annual royalties as follows: $5,000 for the first year; $10,000 for the second year; $20,000 for the third year; $30,000 for the fourth year; $40,000 for the fifth year; $50,000 for the sixth year and every year thereafter; (iii) quarterly royalties equal to 8% of the net sales and net service revenues for each licensed product or service and (iv) 50% of any payments received by the Company for sublicenses under the JHU Agreement. In addition,  JHU is entitled to aggregate potential milestone payments of $325,000 as follows:

•	$25,000 within thirty (30) days of the issuance of the first U.S. patent underlying the subject technology;
•	$25,000 within thirty (30) days of the first commercial sale of an albumin-bound protein/peptide complex-based research product;
•	$100,000 within thirty (30) days of the submission of the first albumin-bound protein/peptide complex-based test for regulatory approval in any country;
•	$175,000 within thirty (30) days of the first commercial sale of an albumin-bound protein/peptide complex-based approved diagnostic product;

The JHU Agreement will expire on the expiration date of the last underlying patent to expire in any specific country or if no patents have been issued with respect to the technology licensed under the JHU Agreement, then for a term of twenty (20) years from the JHU Effective Date. As of the date of this filing, no patent has been issued on the licensed technology. The JHU Agreement may also be terminated by either party, in the event that the other party (a) files or has filed against it a petition under the Bankruptcy Act, makes an assignment for the benefit of creditors, has a receiver approved for it or a substantial part of its assets, or otherwise takes advantage of any statute or law designed for relief of debtors or (b) fails to perform or otherwise breaches any of its obligation under the JHU Agreement, if, following the giving of notice by the terminating party of its intent to terminate and stating the grounds therefore, the party receiving such notice shall not have cured the failure or breach within sixty (60) days. The Company may terminate the JHU Agreement for any reason upon giving JHU ninety (90) days written notice.

Agreement with George Washington University (GWU)

In December 2008, the Company entered into an Exclusive License Agreement, as amended on February 22, 2010 (the "GWU Effective Date"), and from time to time thereafter ("GWU Agreement") with George Washington University (Washington D.C.) for technology developed in the laboratory of Dr. Akos Vertes Ph.D., Professor of Chemistry, Professor of Biochemistry & Molecular Biology, Founder and Co-Director of the W.M. Keck Institute for Proteomics Technology and Applications, the Department of Chemistry, who is a science advisor to the Company. The technology field is LAESI - laser ablation electrospray ionization, a new method of protein analysis that enables high throughput protein identification. Under the terms of the license agreement, the Company has the exclusive, worldwide, rights to commercialize the technology. The Company is obligated to pay expenses for the preparation, filing and prosecution of related patent applications, and license fees equal to $12,500 (which fees were paid as of August 18, 2008), annual  royalties equal to 5% of the net sales of products and processes sold by the Company, or an affiliate that utilize the GWU subject technology, after taking into account the annual minimum royalty fees described below, and 50% of payments received by the Company in connection with any sublicense of the technology under the GWU Agreement.  On the first anniversary of either the date on which the Company first sells a product or service utilizing the technology underlying the GWU Agreement or the date on which the Company enters into  its first sublicense agreement, whichever occurs first (the "First Sale Date"), the Company is required to pay GWU a non-refundable minimum royalty payment equal to $5,000.  GWU is entitled to the following non-refundable minimum royalty payments  on each subsequent anniversary of the First Sale Date: 2nd Anniversary: $10,000; 3rd Anniversary: $15,000; 4th Anniversary: $20,000.

The GWU Agreement expires upon the later of twenty years from the GWU Effective Date or the end of the term of the last underlying patent to expire. Currently, the LAESI patent (US 7,964,843) is the underlying patent which will expire on January 1, 2029.  GWU may terminate the exclusivity of the license granted under the GWU Agreement or convert the license to a non-exclusive license in any national political jurisdiction any time after 2 years from the GWU Effective Date if the Company, within ninety (90) calendar days after receiving written notice from GWU of intended termination of exclusivity, fails to provide written evidence satisfactory to GWU that the Company or any of  its sublicensees has commercialized or is actively attempting to commercialize a licensed product in such jurisdiction. Any time after 3 years from the GWU Effective Date, GWU may terminate the GWU Agreement in any national political jurisdiction if the Company, within ninety (90) calendar days after receiving written notice from GWU of intended termination, fails to provide written evidence satisfactory to GWU that the Company or any of its sublicensees has commercialized or is actively attempting to commercialize a licensed invention in such jurisdiction. In addition, the GWU Agreement will terminate (a) automatically if the Company becomes bankrupt or insolvent and/or if the business of the Company is placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of the Company or otherwise; or (b) upon sixty (60) calendar days written notice from GWU if the Company breaches or defaults on its obligation to make payments or reports, unless before the end of the sixty (60) day period the Company has cured the default or breach and so notifies GWU; or (c) upon ninety (90) calendar days written notice if the Company breaches or defaults on any other obligation under the GWU Agreement, unless before the end of the ninety (90) day period, the Company has, in GWU's sole discretion, cured the default or breach and so notifies GWU; or (d) at any time by mutual written agreement between the Company and GWU, upon 180 calendar days written notice to all parties.

Pharmaceutical Development Partnership Agreement with Laboratoires Mayoly Spindler

In May 2009, the Company, and its wholly-owned subsidiary ProteaBio Europe SAS, entered into a Joint Research and Development Agreement (the "Mayoly Agreement") with Laboratoires Mayoly Spindler SAS ("Mayoly"), a pharmaceutical company with headquarters in Chatou, France, for the joint development of a recombinant lipase biopharmaceutical (the "Development Program"). The Mayoly Agreement was subsequently amended and restated on March 22, 2010.

Ms1819 Recombinant Lipase (Pancreatic Disease)

Lipase is an enzyme produced by the pancreas. Where there is an insufficiency in the production of digestive enzymes by the pancreas, the result is the inability to properly digest food and absorb nutrients, including fat soluble vitamins, resulting in malnutrition. Some of the conditions where this occurs are pancreatic cancer, cystic fibrosis, and chronic pancreatitis. Currently, pig pancreatic extracts are used to treat this condition with global sales estimated to be $1.1 billion and growing at approximately 7% per year. The North American market is currently estimated to be $550 million.

In extensive preclinical studies, the MS1819 recombinant lipase has been shown to be fifty times more potent than the currently available treatment, which is a pancreatic enzyme that is extracted from pig (porcine) pancreas.

Advantages of the Protea-Mayoly MS1819 recombinant lipase

We believe the recombinant lipase has several advantages over the existing porcine-derived therapies, including the following:

•
In comparison with current treatments, in vivo preclinical studies showed a greater than 50-fold improvement in potency over the current porcine extracts, and particularly higher lipolytic (fat digesting) activity on long chain triglycerides.

•
The MS1819 recombinant lipase has increased activity at lower pH values such as those found in the small intestine. It is produced by recombinant DNA methods, eliminating the hazard of viruses from mammalian sources of lipase.

•
It eliminates a serious side effect that has been reported with porcine pancreatic extract - the development of colonic fibrosis in cystic fibrosis patients. This is possibly caused by the release of porcine proteases into the colon. The use of recombinant lipase is likely to reduce this risk.

The Development Program consists of four milestones, as follows (the "Steps"):

Step 1:   Pre-clinical and Phase I/IIA Clinical Trial
Step 2:   Long-Term Toxicology Study and Formulation Development
Step 3:   Phase II and Phase III Clinical Trials and Regulatory filing
Step 4:   Marketing

In December, 2010 the Company successfully completed a first-in-man, Phase I/IIA clinical trial for the MS1819 recombinant lipase. The study was a randomized, double blind, placebo controlled, clinical trial with 12 patients who had been diagnosed with EPI resulting from chronic pancreatitis. The Company plans to commence a Phase II clinical trial in 2012.

Each of the parties are responsible for using their best efforts to complete the project which shall include, but not be limited to devoting sufficient, qualified personnel and resources.  The Company is responsible for 40% of all required financing for the completion of the project. Under terms of the Mayoly Agreement, the Company received the exclusive right to market, sell and distribute any human pharmaceutical medicine developed from lipase produced by the transformed yarrowia lipolytica strain (the "Product") in the United States and Canada (the "Protea Assigned Territory").

In the event of commercialization of any Product in Protea's Assigned Territory, the Company is responsible for a payment of € 1 million at the time the Company obtains the first government approval for the commercial marketing of the recombinant lipase biotherapeutic in any country of the Assigned Territory (the "Marketing Approval") and annual royalties based on the net sales price of the Products of (i) 7% up to €20,000,000; (ii) 6% between €20,000,000 and €40,000,000 and (ii) 5% over €40,000,000.  Royalties due under the Mayoly Agreement shall not begin to accrue until the Company recovers amounts actually paid for funding the Development Program and shall continue for the life of any patent issuing in Protea's Assigned Territory from a national stage application (PCT/FR2006/001352).  The Mayloly Agreement also provides Protea with a sublicense to certain patents owned and licenses by Mayoly from the government of France.

In the event of commercialization of any licensed product in the Protea Assigned Territory, the Company shall pay Mayoly (a) a lump sum of € 1,000,000 upon the first delivery of  Marketing Approval in the Assigned Territory, and (b) royalties calculated on the annual net sales price of the products of (i) 7% up to €20,000,000, (ii) 6% between €20,000,000 and €40,000,000 and (iii) 5% above  €40,000,000.

In the event Mayoly withdraws and the Company continues the development of a recombinant lipase biopharmaceutical, the Company shall be entitled to commercialize the Product worldwide and shall pay to Mayoly for the life of any patent issuing in Protea's Assigned Territory from a national stage application (PCT/FR2006/001352):

(1) in case of Mayoly's withdrawal up to Step 1, (a) royalties calculated on the annual net sales price of the Products of (i) 3% up to € 20,000,000, (iii) 2% between €20,000,000 and € 40,000,000 and (iii) 1% above €40,000,000. Subject to a commercialization of anyProduct by the Company's sublicense, the Company will pay Mayoly 15% of any kind of amounts earned by the Company from its sublicensees.

(2) in case of Mayoly's withdrawal up to Step 2, royalties calculated on annual net sales price of the Products of (i) 5% up to €20,000,000, (iii) 4% between EUR 20,000,000 and €40,000,000 and (iii) 3% above €40,000,000. Subject to a commercialization of any Product by the Company's sublicense, the Company will pay Mayoly 20% of any kind of amounts earned by the Company from its sublicensees.

(3) in case of Mayoly's withdrawal up to Step 3, royalties calculated on annual net sales price of the Products of (i) 7% up to €20,000,000, (iii) 6% between €20,000,000 and EUR 40,000,000 and (iii) 5% above €40,000,000. Subject to a commercialization of any Product by the Company's sublicense, the Company will pay Mayoly 25% of any kind of amounts earned by the Company from its sublicensees.

In the event the Company withdraws from the Development Program, Mayoly continues the development of a recombinant lipase biopharmaceutical, and the Company continues to commercialize the Product in the Protea Assigned Territory, Protea shall pay to Mayoly for the life of any patent issuing in Protea's Assigned Territory from a national stage application (PCT/FR2006/001352):

(1) in the event of the Company's withdrawal up to Step 1, royalties calculated on the annual net sales price of the Products of (i) 12% up to €20,000,000, (ii) 11% between €20,000,000 and €40,000,000 and (iii) 10% above € 40,000,000.

(2) in the event of the Company's withdrawal up to Step 2, royalties calculated on the annual net sales price of the Products of (i) 11% up to €20,000,000, (ii) 10% between €20,000,000 and €40,000,000 and (iii) 9% above €40,000,000.

(3) in the event of the Company's withdrawal up to Step 3, royalties calculated on the annual net sales price of the Products of (i) 7% up to €20,000,000, (ii) 6% between €20,000,000 and €40,000,000 and (iii) 5% above €40,000,000.

In the event the Company withdraws from the Development Program at any time but does not commercialize the Product no fees, expenses or royalties shall be due by any party.

The Mayoly agreement will continue in effect on a country-by-country and product-by-product basis until there is no remaining obligation for such product in such country.   Either party may at any time terminate the Mayoly Agreement as of right prior to the end of its term, effective upon notice to the other party, if any of the following events occur: (a) either party commits a material breach of any of its obligations hereunder which is not cured within one month from the receipt of notice identifying the breach and requiring its remedial; (b) either party (i) becomes unable to pay its debts as they become due, (ii) suspends payment of its debts, (iii) enters into or becomes subject to corporate rehabilitation or bankruptcy proceedings or liquidation or dissolution, (iv) makes an assignment for the benefit of its creditors, or (v) seeks relief under similar laws for debtor's relief.

Research and Development

During the 2010 and 2009 fiscal years, the Company spent $5,495,766 and $2,505,778, respectively, on research and development activities. For the six months ended June 30, 2011 and 2010, the Company incurred expenses of $1,752,349 and $969,140, respectively, on research and development.  Our customers do not directly bear the cost of our research and development activities.

The Company currently devotes most of its efforts to the research and development of its material product candidates as follows:

LAESI DP1000

The Company's research and development costs during the fiscal years 2009 and 2010 were $223,000 and $1,678,000, respectively in connection with the research and development of the Company's LAESI technology.  For the six months ended June 30, 2011, the Company incurred costs of approximately $1,087,000 in connection with the research and development of the Company's LAESI technology.  As of the date of this filing, the research phase of the LAESI technology is complete and the Company currently expects that the marketing and distribution of the LAESI technology  will begin in the first quarter of 2012.

Ms1819 Recombinant Lipase

The Company has spent $638,000 in fiscal year 2009 and $1,863,000 in fiscal year 2010 in connection with the research and development of Ms1819 Recombinant Lipase.  During the six months ended June 30, 2011, the Company incurred expenses of approximately $767,000 in connection with the research and development of Ms1819 Recombinant Lipase.  In early 2011, the Company completed a Phase I/IIA human clinical trial to demonstrate safety and preliminary efficacy of the recombinant lipase.  A Phase II clinical trial is planned to commence in 2012 to demonstrate efficacy in the treatment of chronic pancreatitis, and is expected to be completed in 2013. The Company has entered into the corporate development partnership agreement with Mayoly described above and is responsible for 40% of the financing related to the development of the recombinant lipase and is seeking to obtain additional funding via a corporate partner, with the expectation that such partner will collaborate with the Company in managing and funding subsequent clinical trials, as well as assist with the regulatory approval process that will be required in connection with the distribution of the recombinant lipase.  There are no assurances that the Company will be successful in finding a corporate partner or in obtaining the required approval from the Food and Drug Administration (FDA).  If the Company is not able to find a corporate partner to assist the Company with additional financing in connection with the Ms1819 Recombinant Lipase or FDA regulatory approval is not received when and as anticipated by the Company, the Company's Ms1819 Recombinant Lipase project may be delayed or may not be completed at all.  In addition,  as with most drug compounds, there is no assurance that the Company’s compound will prove to be efficacious in the treatment of chronic pancreatitis.

Sales and Marketing

The Company markets its products and services worldwide, utilizing a combination of distributors, in-house sales support and web-based marketing. The company attends exhibitions in the US and Europe to present its products, and in the last 12 months has exhibited at over 30 industry exhibitions. Marketing in Europe is through ProteaBio Europe SAS, a wholly-owned subsidiary of Protea, where the Company’s products are inventoried for shipment throughout Europe. In Asia, the Company employs distributors (in Singapore, Taiwan, Japan, and Korea), who purchase the Company’s products and resell them to customers in their territory.

Government Regulation

 The Company’s products and instrument systems are sold for research use only and are not subject to FDA or other government agency approval.

Sources and Availability of Raw Materials.

 The Company does not believe that it has any critical issues of availability of raw materials or vendors where there are not multiple sources for the raw materials or vendor support that its business requires.

Loan Agreements

    The Company has obtained the following loans from the West Virginia Economic Development Authority, the West Virginia Infrastructure and Jobs Development Council and the West Virginia Jobs Investment Trust Board for the purchase and installation of certain equipment and machinery.

WVEDA Loans

On October 21, 2010, West Virginia Economic Development Authority (“WVEDA”) issued a promissory note to the Company in the principal amount of $900,000 pursuant to a loan agreement dated October 21, 2010 between WVEDA and the Company, as amended on December 10, 2010. The note has a ten-year term and bears interest at a rate of 3.26% per annum providing for 120 monthly principal and interest payments of $8,802 through October 2020. The loan is secured by a security interest in certain equipment and machinery owned by the Company pursuant to a security agreement dated October 21, 2010 in favor of WVEDA, as amended by that certain Intercreditor Agreement dated December 10, 2010.

On August 3, 2009, WVEDA issued a promissory note to the Company in the principal amount of $242,631 pursuant to a loan agreement dated August 3, 2009. The note has a ten year term and bears interest at a rate of 4% per annum providing for 120 monthly principal and interest payments of $2,457 through August 2019. As collateral for the loan, the Company granted WVEDA a first-priority security interest in the Equipment pursuant to a security agreement, the priority of which security interest shall be shared with WVIJDC on a pro rata basis in accordance with the terms of an Intercreditor Agreement dated August 3, 2009 by and among WVIJDC, WVEDA and the Company.

WVIJDC Loans

West Virginia Infrastructure and Jobs Development Council (“WVIJDC”) issued a promissory note dated December 10, 2010, in an aggregate principal amount equal to $900,000 for purchasing certain equipment pursuant to a loan agreement dated December 10, 2010. The note has a ten year term and bears interest at the rate of 3.25% per annum providing for 120 monthly principal and interest payments of $8,781 through December 2020. As collateral for the loan, the Company granted WVIJDC a first-priority security interest in the equipment pursuant to a security agreement, the priority of which security interest shall be shared with WVEDA on a pro rata basis in accordance with the terms of an Intercreditor Agreement dated December 10, 2010 by and among WVIJDC, WVEDA and the Company.

The Company also entered into a loan agreement with the WVIJDC on August 3, 2009, pursuant to which WVIJDC issued a promissory note to the Company, dated August 3, 2009, in the amount of $242,630. The note has a ten year term and bears interest at 3.25% per annum providing for 120 monthly principal and interest payments of $2,371 through August 2019. As collateral for the loan, the Company granted WVIJDC a first-priority security interest in the equipment pursuant to a security agreement, the priority of which security interest shall be shared with WVEDA on a pro rata basis in accordance with the terms of an intercreditor agreement dated August 3, 2009 by and among WVIJDC, WVEDA and the Company.

WVJITB

On October 1, 2002, the West Virginia Jobs Investment Trust Board ("WVJITB") issued a convertible promissory note and investment agreement,  as amended on October 1,  2007, March 31, 2009, May 19, 2009 and December 31, 2009, to Protea in the principal amount of $250,000 (the "2002 Note") bearing interest at a rate of 10% per annum.  On March 15, 2004 the WVJITB issued a convertible note, as amended on March 15, 2006, October 1, 2007, March 31, 2009, May 19, 2009 and December 31, 2009, to Protea in an aggregate principal amount equal to $100,000 (the "2004 Note") to accrue interest at the rate of 8% per annum.   On October 30, 2009, the WVJITB issued an additional secured convertible note to Protea in the principal amount of $1,200,000 (the "2009 Note")  bearing interest at a rate of 6% per annum to mature on December 1, 2016.   Each of the notes were secured by certain assets of Protea and included an option by the Holder to convert into shares of common stock of Protea at market price at the time of conversion.

On March 31, 2011, the Company and WVJITB entered into a loan modification agreement, pursuant to which the parties amended the terms of the 2002 Note and the 2004 Note to extend the maturity dates to March 31, 2013 and  amending the conversion feature of the notes so that all of the outstanding principal and accrued but unpaid interest would convert into shares of common stock of Protea at $1.50 per share. Upon conversion or payment in full of the obligations of Protea, WVJITB's security interest on the assets of the Company would be released.

On September 30, 2011, the entire outstanding principal amount and accrued unpaid interests on each of the WVJITB notes were converted into shares of Common Stock of the Company.

Equipment Lease Agreement

On March 12, 2007, Protea entered into equipment lease agreement, as amended on June 24, 2007 (the "Equipment Lease Agreement") with Monongalia County Development Authority ("Monongalia County") pursuant to which Monongalia County agreed to purchase certain equipment (the "Equipment") of Protea and to lease such equipment to Protea in accordance with the terms of the Equipment Lease Agreement.  Pursuant to the terms of the Equipment Lease Agreement, Protea agreed to lease the Equipment beginning on March 12, 2007 through April 1, 2015 at rate of 3% per month.  In order to finance a portion of the purchase of the Equipment, Monongalia County entered into a loan agreement in an aggregate principal amount equal to $685,000 (the "Monongalia County Note"), with the West Virginia Water Development Authority (the "WVWDA"), dated March 1, 2007.   In connection with the Equipment Lease Agreement, Protea agreed to secure all amounts due and owing by Monongalia County to WVWDA.  All amounts due under the Monongalia County Note have been paid to WVWDA by Protea and have been recorded as a note payable on Protea's balance sheet.

Competition

While the Company believes that Protea’s technology differs substantially from that which is currently on the market, bioanalytics is a major sector of the biotechnology industry, and competition is expected to be broad-based. However, the Company also believes that the industry affords opportunities for collaborative partnerships, and that industry participants or competitors can also be potential partners. The following list of competitors is not intended to be exhaustive, and there are other existing competitors and there likely will be new potential competitors in the future. Many competitors, including most of the companies identified below, are much larger than Protea in terms of capital, employees and other measures of size and have been in business longer than Protea and thus may have greater market acceptance or brand recognition:

•	Life Technologies (Carlsbad, CA, www.invitrogen .com ). Life Technologies is a public company, and a broad-based supplier of products for protein research.
•	Biorad (Hercules, CA, www.biorad.com ). Biorad is a public company and a broad-based supplier of gel-based products for protein research.
•	Millipore (Billerica, MA, www.millipore.com ). Millipore is a public company and a supplier of protein separation products and instrumentation.
•	Thermo-Fisher (Boston, MA, thermofisher.com), is a public company and global provider of mass spectrometers, research products and services.
•	Waters (Milford, MA, www.waters.com ). Waters is a public company, and is a global supplier of mass spectrometers and protein separation products.

Employees

The Company currently has 45 full-time and three part-time employees.

Facilities

Protea’s principal offices, research laboratories and production facilities are located at 955 Hartman Run Road Morgantown, West Virginia, the home of West Virginia University, and consist of approximately 11,000 square feet leased from the Monongalia County Development Authority. The Company’s laboratory facilities house state-of-the-art mass spectrometry and other bioanalytical instrumentation, all of which is owned by the Company. These facilities and instrumentation support the development and manufacturing of the Company’s proprietary technologies and products, and its offering of bioanalytical services.

Item 1A.	Risk Factors.

As a smaller reporting company we are not required to provide this information.

Cautionary Language Regarding Forward-Looking Statements and Industry Data

This Current Report contains “forward-looking statements”.  Forward-looking statements are based upon our current assumptions, expectations and beliefs concerning future developments and their potential effect on our business. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “approximately,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although the absence of these words does not necessarily mean that a statement is not forward-looking. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.

Factors that may cause or contribute actual results to differ from these forward-looking statements include, but are not limited to, for example:

•	all the risks inherent in the establishment of any new or early stage company, particularly one in proteomics, biotechnology or other research and development-intensive business;
•
the Company’s absence of significant sales or sales revenues and its limited history of operations including limited manufacturing and sales operations to date, which make it difficult to predict future performance;

•	operations that have required and will continue to require significant financial resources and working capital, without offsetting revenues from sales of products and services;
•
significant competition in the field of proteomics specifically and in biotechnology generally, including from companies that are larger, have greater financial resources, have larger research and development budgets and programs, are more established and have greater market acceptance in the relevant markets;

•
the high rate of technological change or advancement in the field of protein research and biotechnology, and the related risks that innovation by a competitor may render the Company’s products obsolete or less desirable and that obsolescence of a product or service might occur before the product or service can gain market acceptance, significant levels of sales and revenues, or profitability;

•	the risk that the Company will have difficulties executing the Company’s intended business plan;
•
risks that the Company’s research and development efforts will not succeed, or will not succeed in sufficient time, to allow commercialization and sales at levels sufficient to generate revenues in excess of expenses;

•	the need to raise additional capital and/or obtain other additional funding;
•
risks and uncertainties related to intellectual property rights, including the potential for expensive litigation concerning intellectual property issues including potential claims for infringement by or against the Company;

•
fluctuation of potential sales from one quarter compared to other quarters, making it difficult to achieve profitability and to forecast future revenues accurately as to either the timing or amount of revenues;

•	potential barriers, risks, uncertainties and obstacles to the Company’s plans to manufacture its own products;
•
risks of tightening or other adverse changes in the overall capital and credit markets and decreased availability of investment capital and/or credit, bank financing or other debt financing as and when needed or at favorable terms including fixed and/or low interest rates; and

•	other risks over which we have no control.

All forward-looking statements speak only as of the date of this report. We undertake no obligation to update any forward-looking statements or other information contained herein. Stockholders and potential investors should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this report are reasonable, we cannot assure stockholders and potential investors that these plans, intentions or expectations will be achieved. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Information regarding market and industry statistics contained in this Current Report is included based on information available to us that we believe is accurate. It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services.  Except as required by U.S. federal securities laws, we have no obligation to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

Item 2.	Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We are an emerging biotechnology company incorporated in Delaware in July 2001 and based in Morgantown, West Virginia. We are engaged in developing and commercializing proprietary life science technologies, products and services that are used to recover and identify proteins in biological samples. Through our wholly-owned French subsidiary, we have a joint development arrangement with Laboratoires Mayoly Spindler SAS to develop and market a recombinant pharmaceutical product.

Since inception, we have relied primarily on sales of our securities to fund our operations. We have never been profitable and we cannot assure you that we will be profitable in the future. From inception though June 30, 2011, our loss from operations totaled $32 million and our net loss for the six month period ending June 30, 2011 totaled $5,669,303. We expect to continue to require substantial funds to advance the research and development of our core technologies, to continue to develop new products and services based on our proprietary protein recovery and identification technologies, and to continue clinical trials of our recombinant pharmaceutical compound. We plan to meet our operating cash flow requirements by raising additional funds from the sale of our securities and, whenever possible, by entering into additional development partnerships, like our partnership with Laboratoires Mayoly Spindler SAS, to assist us with our drug and technology development activities. We may also consider selling certain assets or entering into a transaction such as a merger with a business complimentary to ours. We have no committed sources of funding and we cannot assure you that additional funding will be available to us.

In Q3 2011, we began the commercial offering of the LAESI technology, including LAESI bioanalytical services and instrument systems. LAESI represents new technology, and therefore carries the risk of a disappointing rate of adoption. However, it also affords the Company significant upside if the rate of adoption exceeds expectations. We are in the process of making additions to management to assure the company has the requisite experience and capabilities to meet its forecasts and objectives.

Results of Operations

Three and Six Months Ended June 30, 2011 Compared to Three and Six Months Ended June 30, 2010

Revenues for the three and six month periods ended June 30, 2011 were $283,396 and $430,782, respectively. For the same periods in 2010, revenues were $263,516 and $423,359, respectively. Revenues increased only slightly due largely to the Company’s restructuring of its product offering in the second half of 2010, in which 50% of the company’s product offerings were discontinued. Virtually all of the company’s gel-based products were eliminated to focus on mass spectrometry-based products, in particular the LAESI technology, for future product development. The mass spectrometry product lines (mass spectrometry standards and protein sample prep) increased in the same periods, 105% and 101%, respectively.

Selling, General & Administrative (SG&A) expenses for the three month period ended June 30, 2011 were $1,461,878, compared to $1,205,287 for the comparable period in 2010, reflecting an increase of $256,591, or 21%. SG&A expenses for the six month period ended June 30, 2011 were $2,581,276, compared to $2,278,734 for the comparable period in 2010, reflecting an increase of $302,542, or 13%. The increase in SG&A expenses during the three and six month periods ended June 30, 2011 was primarily associated with increased legal, consulting and accounting fees, as well as broker commissions.

Research & Development (R&D) expenses for the three month period ended June 30, 2011 were $1,752,349, compared to $969,140 for the comparable period in 2010, reflecting an increase of $783,209, or 81%. R&D expenses for the six month period ended June 30, 2011 were $3,239,627, compared to $2,315,680 for the comparable period in 2010, reflecting an increase of $923,947, or 40%. The increase in R&D expenses during the three and six month period ended June 30, 2011 was primarily associated with increased investment into both the Company’s LAESI program and expansion of their Bioanalytical services lab. Depreciation expense related to R&D operations increased about 160% from the 2010 six month period to $565,395 for the six month period ended June 30, 2011, due to purchases of new mass spectrometers and related capital equipment.

As a result of the increase in both our selling, general and administrative expenses and our research and development expense, our loss from operations for the six month period ended June 30, 2011 was $5,390,121, compared to a loss from operations of $4,171,055 for the comparable period in 2010.

Other income (expense) for the three month period ended June 30, 2011 was ($128,447), compared to ($76,990) for the comparable period in 2010, reflecting an increase of ($51,457). For the six month period ended June 30, 2011, the other income (expense) was ($242,642), compared to ($147,495) for the comparable period in 2010, reflecting an increase of ($95,147). The increase is due to increased interest expense related to additional borrowings to fund both operations and equipment purchases.

After foreign currency translation adjustments of ($36,540) and $21,629, respectively, we had a total comprehensive loss of $5,669,303 for the six month period ended June 30, 2011 as compared to a total comprehensive loss of $4,296,921 for the comparable period in 2010.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

We earned revenue of $905,467 for the fiscal year ended December 31, 2010 as compared to revenue of $460,978 for the fiscal year ended December 31, 2009, an increase of $444,489, or approximately 96.4%. The increase in revenue was due to increased product shipments, including our GPR-800 product for protein recovery, and because we increased the research services we provided.

Selling, general and administrative expenses totaled $4,660,909 for the fiscal year ended December 31, 2010, compared to $3,132,051 for the fiscal year ended December 31, 2009, an increase of $1,528,858 or approximately 48.8%. The increase in selling, general and administrative expenses related to the startup and operating expenses for our bioanalytical services laboratory, increased sales and marketing expenses, an increase in legal, accounting and consulting fees and an increase in patent costs.

Research and development expense totaled $5,495,766 for the fiscal year ended December 31, 2010, compared to research and development expense of $2,505,778 for the fiscal year ended December 31, 2009, an increase of $2,989,988 or 119.3%. Research and development expense more than doubled during the fiscal year ended December 31, 2010, primarily due to the costs associated with the development of the LAESI technology and with the development of the MS1819 recombinant lipase therapeutic protein, including the phase I/IIA human clinical trial conducted in France, production of the recombinant lipase and related consulting and regulatory expenses.

As a result of the increase in both our selling, general and administrative expenses and our research and development expense, our loss from operations for the fiscal year ended December 31, 2010 was $9,251,208, compared to a loss from operations of $5,176,851 for the fiscal year ended December 31, 2009.

Other income (expense) for the fiscal year ended December 31, 2010 included interest and exchange gains income of $3,890 (as compared to $483 for the prior fiscal year), interest expense of $335,225 (as compared to $167,203 for the prior year) and a loss on disposal of an asset in the amount of $1,119. During the fiscal year ended December 31, 2009 we had a gain on debt settlement of $13,834 and no loss on asset disposal. As a result, during the fiscal year ended December 31, 2010 we had total other expense of $332,454 as compared to other expense of $152,886 for the fiscal year ended December 31, 2009, a difference of $179,568 or approximately 117.4%. The significant increase in interest expense was related to a new borrowing arrangement with the West Virginia Jobs Investment Trust to fund LAESI development activities, and an increased use of the Line of Credit to fund operations.

After foreign currency translation adjustments of $2,348 and $1,450, respectively, we had a total comprehensive loss of $9,586,010, or $0.57 per share, for the fiscal year ended December 31, 2010 as compared to a total comprehensive loss of $5,331,187, or $0.38 per share, for the fiscal year ended December 31, 2009.

Liquidity and Capital Resources

As of June 30, 2011, we had total current assets equal to $3,605,378 comprised of $2,350,229 in cash and cash equivalents, $49,918  in restricted cash, $692,393 in trade accounts receivable and other receivables, $280,307 in inventory and $232,531 in prepaid expenses.  This compares with total current assets equal to $1,502,174 as of December 31, 2010 comprised of $410,696 in cash and cash equivalents, $49,893 in restricted cash, $708,550 in trade accounts receivable and other receivables, $267,065 in inventory and $65,970 in prepaid expenses. The Company's total current liabilities as of June 30, 2011 were equal to $6,130,313, comprised of $562,905 in current maturities on long term debt, $1,373,775 in trade accounts payable, $3,000,000 in connection with the Centra Bank line of credit and $1,193,633 in other payables and accrued expenses.  This compares with total current liabilities of $5,965,979 as of December 31, 2010 comprised of $369,548 in current maturities on long term debt, $1,842,767 in trade accounts payable, $3,000,000 in connection with the Centra Bank line of credit, $500,000 in a loan payable to a shareholder and $253,664 in other payables and accrued expenses.

We have funded our operations since inception primarily through sales of debt and equity securities Prior to the Merger, we had $8,455,000 in principal amount of 6% Series A Convertible Debentures outstanding. Immediately prior to the closing of the Merger the debentures were automatically converted into shares of common stock of the Company pursuant to their terms. We have a credit facility of $3 million with Centra Bank, Inc. with a balance of $3 million outstanding as of the date of this filing. Interest is payable monthly and the loan is due on demand. In 2009 and 2010, we also borrowed a total of $2,285,261 for the purchase of equipment from the West Virginia Economic Development Authority and the West Virginia Water Development Authority. These loans have 10 year terms and interest rates ranging from 3.25% to 4%.  In an effort to conserve our cash resources we have decided not to engage in any new project. We will continue to require substantial funds to advance the research and development of our core technologies, to continue to develop new products and services based upon our proprietary protein recovery and identification technologies and to continue clinical trials of our recombinant pharmaceutical compound. We intend to continue to meet our operating cash flow requirements by raising additional funds from the sale of equity or debt securities and possibly, developing corporate development partnerships to advance our drug and technology development activities for sharing the costs of development and commercialization.  We may also consider the sale of certain assets, or entering into a transaction such as a merger with a business complimentary to ours. While we have been successful in raising funds to fund our operations since inception and we believe that we will be successful in obtaining the necessary financing to fund our operations going forward, we do not have any committed sources of funding and there are no assurances that we will be able to secure additional funding.

Operating Activities

Net cash used in operating activities for the six months ended June 30, 2011 increased $763,328, or 20%, from  $3,792,611 for the six months ended June 30, 2010 to $4,555,939, which consisted primarily of a net loss of approximately $5.6 million at June 30, 2011. Net loss for the period was adjusted for non-cash items such as depreciation and amortization of $636,447, non-cash compensation  of $169,586 and loss on foreign currency translation of $36,540.

Our working capital deficit at June 30, 2011 was $2,524,935 as compared to a working capital deficit of $4,463,805 at December 31, 2010. The change in working capital of approximately $1,938,870 from December 31, 2010 to June 30, 2011 was primarily attributable to funds received in connection with the sale of convertible debentures during the six months ended June 30, 2011.

Our operating activities during the fiscal year ended December 31, 2010 used approximately $7.3 million. This consisted primarily of a net loss of approximately $9.6 million. Net loss was adjusted for non-cash items such as depreciation and amortization of $862,181, non-cash compensation of $295,573, issuance of common stock and warrants for services of $30,006, accretion of convertible debenture discount of $7,145 and loss on disposal of fixed assets of $1,119. We also had a decrease in trade accounts receivable of $14,409 and increases in trade accounts payable of $1,473,567 and other payables and accrued expenses of $135,015.

Our working capital at December 31, 2010 was $(4,463,805) as compared to a working capital deficit of $(1,882,237) at December 31, 2009. The change in working capital of approximately $2,581,568 from December 31, 2009 to December 31, 2010 was primarily attributable to increased investment and activity into both the LAESI and recombinant Lipase projects.

Investing Activities

Net cash used in investing activities during the fiscal year ended December 31, 2010 was $572,543, which was primarily used for deposits on equipment or equipment purchases. We expect to continue to purchase property and equipment in the normal course of our business. The amount and timing of these purchases and the related cash outflows in future periods is difficult to predict and is dependent on a number of factors, including but not limited to any increase in the number of our employees and changes related to our development programs. Net cash used in investing activities during the fiscal year ended December 31, 2009 was $365,227 and was also used for deposits on equipment or equipment purchases. Net cash used in investing activities during the six months ended June 30, 2011 and June 30, 2010 was $374,236 and $182,788, respectively which was also primarily used for deposits on equipment or equipment purchases.

Financing Activities

Cash provided by financing activities during the fiscal year ended December 31, 2010 was $7,144,065, which was the result of the net proceeds of $4,900,001 from the sale of our common stock, proceeds of $2,500,000 from long-term debt and net advances on our bank line of credit in the amount of $36,845. This was offset by $288,394 used in the repayment of long term debt and $4,387 in financing costs. Cash provided by financing activities during the six months ended June 30, 2011 was $6,869,708, which was the result of the net proceeds of $460,000 from the sale of our common stock and proceeds of $6,655,000 from long-term debt. This was offset by $245,292 used in the repayment of long term debt. This compares with cash provided by financing activities during the six months ended June 30, 2010 of $3,644,799, which was the result of the net proceeds of $2,795,000 from the sale of our common stock and proceeds of $600,000 from long-term debt and $249,799 in connection with the repayment of long-term debt.

Off-Balance Sheet Arrangements

We do not have off-balance sheet arrangements. As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, often established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Indemnities

We indemnify and holds harmless our directors and officers for certain events or occurrences while the director or officer is or was serving in such capacity. The maximum potential amount of future payments that could be required under these indemnification obligations is unlimited; however, we maintain a directors and officers liability insurance policy that enables us to recover a portion of any future amounts paid with a limit of liability of $5,000,000. We may incur an additional liability if indemnity for more than the limit of liability occurred, and such liability may have a material adverse effect on our financial position, cash flows and results of operations. As of the date of this report, we know of no known or pending claims and we have not accrued a liability for such claims as of December 31, 2010.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses for each period. The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Revenue Recognition

We derive our revenue from the sale of products and services. Revenue is recognized when all four of the following criteria are met: (1) we have persuasive evidence that an arrangement exists, (2) the price is fixed and determinable, (3) title has passed, and (4) collection is reasonably assured. Product revenue is recognized upon shipment of the product, which is typically when title passes. Service revenue is recognized as the service is performed, generally through short-term contracts. However, where applicable, contract service revenue is earned and recognized according to the provisions of each agreement. As of December 31, 2010 and 2009, we had no deferred revenue that related to future periods.

Shipping and handling costs are included in cost of sales. Shipping and handling costs charged to customers are recorded as revenue in the period the related product sales revenue is recognized.

In 2010, we were awarded $244,479 as a grant of qualified investment in the LAESI project, as it met the requirements of being a qualified therapeutic discovery project (QTDP) under section 48D of the Internal Revenue Code. This amount is included as revenue on the Consolidated Statement of Operations and total comprehensive loss.

Comprehensive Loss

The financial statements of our international subsidiary are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities, the historical exchange rate for shareholders’ equity and an average exchange rate for each period of revenues, expenses, and gains and losses. The functional currency of our non-U.S. subsidiary is the local currency. Adjustments resulting from the translation of financial statements are reflected in accumulated other comprehensive income. Transactional gains and losses are recorded within operating results.

Research and Development

We follow the policy of charging the costs of research and development to expense as incurred. Research and development expense is net of $389,954 in 2010 and $112,256 in 2009, which reflects the French Government Research Credit.

Net Loss per Share

Basic and diluted loss per common share are computed based on the weighted average number of common shares outstanding. Common share equivalents (which may consist of options, warrants and convertible debt) are excluded from the computation of diluted loss per share since the effect would be anti-dilutive. Common share equivalents which could potentially dilute basic earnings per share in the future, and which were excluded from the computation of diluted loss per share, totaled approximately 10,719,000 and 6,470,000 at December 31, 2010 and 2009, respectively.

Stock Based Compensation

We follow the provisions of FASB ASC 718, “Stock Based Compensation” . Stock-based compensation expense is estimated as of the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which generally represents the vesting period. Fair value of stock options issued by the Company is estimated using the Black-Scholes option-pricing model. The associated compensation expense is recognized on a straight-line basis over the requisite service period, net of estimated forfeitures.

Estimating the fair value for stock options for each grant requires judgment, including estimating stock-price volatility, expected term, expected dividends and risk-free interest rates. The expected volatility rates are estimated based on the volatility of similar entities whose share information is publicly available. The expected term represents the average time that options are expected to be outstanding and is estimated based on the average of the contractual term and the vesting period of the options as provided in SEC Staff Accounting Bulletin 110 as the “simplified” method. The risk-free interest rate for periods approximating the expected term of the options is based on the U.S. Treasury yield curve in effect at the time of grant. Expected dividends are zero as we have no plans to issue dividends.

Recently Issued Accounting Pronouncements

For a discussion of recently issued accounting pronouncements, please see Note 2 to our financial statements, which are included in this report in Item 9.01.

Item 3.	Properties.

The Company currently leases laboratory and office space at 955 Hartman Run Road Morgantown, West Virginia 26507. The space consists of approximately 11,000 square feet, leased from the Monongalia County Development Authority. The lease term will expire on December 31, 2012, but we may renew the lease for a term of one year. Through November 31, 2011, the base monthly rental amount is $13,478 per month. On December 1, 2011, the base monthly rental amount will increase to $14,407. We also pay a utility surcharge of $1,540 per month which will be increased to $2,400 per month on December 1, 2011.

Item 4.	Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information, as of September 6, 2011, with respect to the holdings of (1) each person who is the beneficial owner of more than 5% of our common stock, (2) each of our directors, (3) each executive officer, and (4) all of our directors and executive officers as a group.

Beneficial ownership of the common stock is determined in accordance with the rules of the Securities and Exchange Commission and includes any shares of common stock over which a person exercises sole or shared voting or investment power, or of which a person has a right to acquire ownership at any time within 60 days of September 6, 2011. Except as otherwise indicated, we believe that the persons named in this table have sole voting and investment power with respect to all shares of common stock held by them. Applicable percentage ownership in the following table is based on 25,006,831 shares of common stock outstanding as of September 6, 2011 plus, for each individual, any securities that individual has the right to acquire within 60 days of September 6, 2011.

Name and Address of Beneficial Owner	Title	Beneficially Owned Post-Merger		Percent of Class

Stephen Turner	Chief Executive Officer and Chairman of the Board	2,045,836	(1)	8.1%

Stanley Hostler	Vice President, Secretary and Director	4,681,439	(2)	17.9%

Edward Hughes	Chief Financial Officer	—		—

Allessandro Baldi, Ph.D.(10)	Vice President and General Manager	—		—

Matthew Powell	Director of Research & Development and Chief Science Officer	—		—

Steve Antoline	Director	2,750,715	(3)	10.5%

Tom Clark, M.D.	Director	100,000		*

Daniel Flynn, Ph.D.	Director	90,000		*

Leonard Harris	Director	2,285,324	(4)	8.9%

Milan Puskar	Director(11)	3,173,057	(5)	12.2%

Ed Roberson	Director	269,109	(6)	1.1%

Scott Segal	Director	2,427,457	(7)	9.4%

Roderick Jackson	Director	236,044	(8)	*

West Virginia Jobs Investment Trust Board	—	1,759,475	(9)	6.8%

Officers and Directors as a Group (total of 12 persons)		18,058,981		68.1%

* Less than 1%

(1)	Includes 116,668 shares of common stock to be acquired upon the exercise of warrants.
(2)
Includes, 1,146,000 shares of common stock to be acquired upon the exercise of warrants. Also includes 1,311,875 shares of common stock held by Mr. Hostler’s wife, Virginia Child and 310,000 shares of common stock to be acquired upon the exercise of warrants held by Mr. Hostler’s wife, Virginia Child.

(3)
Includes 1,514,048 shares of common stock and 986,667 shares of common stock to be acquired upon the exercise of warrants owned of record by the Steve A. Antoline 2006 Irrevocable Trust (the "Antoline Trust"). Also includes 166,667 shares of common stock and 83,333 shares of common stock to be acquired upon the exercise of warrants owned of record by Summit Resources, Inc. As the trustee of the Antoline Trust and president of Summit Resources, Inc., Mr. Antoline has voting and dispositive control over any securities owned of record by the Antoline Trust and Summit Resources, Inc. Therefore, he may be deemed to beneficially own the shares of common stock and the shares of common stock to be acquired upon the exercise of warrants held of record by the Antoline Trust and Summit Resources, Inc.

(4)	Includes 678,334 shares of common stock to be acquired upon the exercise of warrants.
(5)
Includes 1,078,334 shares of common stock to be acquired upon the exercise of warrants. On October 7, 2011 Milan Puskar passed away. It is expected that all securities owned of record by Mr. Puskar will be transferred to his estate.

(6)	Includes 110,000 shares of common stock to be acquired upon the exercise of warrants.
(7)	Includes 908,334 shares of common stock to be acquired upon the exercise of warrants.
(8)	Includes 100,000 shares of common stock to be acquired upon the exercise of warrants.
(9)
Includes 760,000 shares of common stock to be acquired upon the exercise of warrants. The holder’s address is 1012 Kanawha Boulevard East, 5 th Floor, Charleston, West Virginia 25301. Andrew Zulauf, the Executive Director of WVJIT, may be deemed to have voting and investment control over these securities.

(10)	On October 3, 2011, Alessandro Baldi was appointed to serve as the Company's Vice President and General Manager
(11)	On On October 7, 2011 Milan Puskar passed away and therefore ceased to be a director.

Changes in Control

Reference is made to Item 2.01 and Item 5.01 for a description of the change in control of the Company as a result of the transactions disclosed herein.

Item 5.	Directors and Executive Officers

The following table identifies our executive officers and directors, their ages, their respective offices and positions, and their respective dates of election or appointment as of the date of the filing of this Amendment.  On October 7, Milan Puskar, a director of the Company passed away and therefore ceased to be a director of the Company.

Name	Age	Position	Officer/Director Since

Stephen Turner	66	Chief Executive Officer and Chairman of the Board	2001
Stanley Hostler	83	Vice President, Secretary and Director	2006
Alessandro Baldi, Ph.D	54	Vice President and General Manager	2011
Edward Hughes	58	Chief Financial Officer	2010
Matthew Powell	36	Chief Science Officer	2006
Steve Antoline	55	Director	2010
Tom Clark, M.D.	69	Director	2010
Daniel Flynn, Ph.D.	52	Director	2007
Leonard Harris	75	Director	2003
Milan Puskar(1)	76	Director	2006
Ed Roberson	66	Director	2009
Scott Segal	56	Director	2008
Roderick Jackson	71	Director	2011

There are no family relationships among any of our executive officers and directors. None of our directors has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

            (1) On October 7, Mr. Puskar passed away and therefore has ceased to be a director of the Company.

Background

The following is a brief summary of the background of each of our directors and executive officers.

Stephen Turner is Chief Executive Officer and Chairman of the Board, positions he has held since founding the company in July, 2001. From 1999 to 2001 he served as President and CEO of Quorum Sciences, Inc. From 1984 to 1997 he was President and CEO of Oncor, Inc. He founded Bethesda Research Laboratories, Inc. in 1975 and served as its Chairman & CEO from 1975 to 1983, at which time BRL became the molecular biology division of Life Technologies, Inc. Prior to commencing his career in biotechnology, Mr. Turner held the position of Director of Marketing for the Clinical Microbiology Division of Becton, Dickinson & Co. He received his B.A. from Stanford University in 1967. In 1994 he received the Ernst & Young Entrepreneur of the Year Award in Life Sciences for the Washington D.C. Region. Mr. Turner was appointed to serve as a director of the Company because he is a founder of Protea and his deep knowledge of our products and market opportunity led the board to determine that he should serve as a director.

Stanley Hostler is Vice President, Secretary and Director. He has been a Director of the company since Jan. 2006 and Vice President & Secretary since June 2006. Mr. Hostler is an attorney with a career practice in the field of labor and employment law. From 2000 to 2010 he served as Special Assistant to the Governor of the State of West Virginia. From 2002 to 2004 he served as Counsel to the Prim Law Firm. From 2000 to 2010 he served on the West Virginia University Foundation Board of Directors, and from 1995 to 2010 on the Advisory Committee of the WVU School of Medicine. He is a Graduate of the West Virginia University School of Law (1965).  Mr. Hostler legal experience and business contacts and relationships with West Virginia University and the State of West Virginia, have been an asset to the Company and led the board to determine that he should serve as a director of the Company.

Alessandro Baldi, Ph.D, is Vice President and General Manager since October 3, 2011. Dr. Baldi has over 25 years of experience in separation sciences and mass spectrometry.  Prior to joining Protea, Dr. Baldi served in various capacities for PerkinElmer, Inc., beginning in January 2001, as technology manager for the overall chromatography portfolio driving technology pipeline and leading a team of global support managers, application and technology scientists. In January, 2004, Dr. Baldi moved to a business manager position in liquid chromatography and then in January, 2006 to a business and marketing manager position for the entire chromatography and data systems portfolio responsible for providing strategic directions and program executions. He led a team of product managers, application scientists and coordinate communication and  business activities on a global basis and drove few acquisitions to expand technology portfolio and create new business opportunities. As a result of these activities, in October of 2009, he then became Senior Business Director of Mass Spectrometry, leading the ramp up phase of the business within the organization providing strategic guidelines and organizing the business team on a global basis.  Before joining PerkinElmer in 2001, Dr. Baldi was a part-time Professor at the University of Florence, Dept. of Pharmacy.  He received his Ph.D. in Analytical Chemistry in 1995 from the University of Florence, Italy. Dr. Baldi has been active in the analytical industry for more than 20 years, as a researcher, consultant, teacher and manager, with operating experience in more than thirty countries.

Edward Hughes is Chief Financial Officer, and has served in this position since April 2010. Prior to this position he was CFO of Microbac Laboratories, Inc., an environmental and food testing company based in Pittsburgh, from February, 2003 through March 2009. Prior to that, he was CFO of Silliker Group Corporation, a food testing company based in Greater Chicago. He is currently a Board member of the Pittsburgh Chapter of Financial Executives International. From 1987 to 1998 he was employed by Rhone Poulenc Rorer, where he was Manager, Financial Planning & Analysis (1987-88), Assistant Controller – R&D (1988-1991), Finance Director Asia/Pacific (1991-1996) and Corporate Finance Director (1997-1998).

Matthew Powell, Ph.D. is Protea’s Director, Research & Development and Chief Science Officer. He received his Ph.D. in Analytical Chemistry from West Virginia University in 2005. Dr. Powell is considered by the Company to be an expert in the field of biological mass spectrometry and is an inventor of several proprietary bioanalytical technologies in development at the Company.

Steve Antoline joined the Board of Directors in April 2010. He is a successful owner, developer and manager of coal and natural resource properties and inventor of new equipment for coal mining. From 1996 to 2006, he was President & Owner of Superior Highwall Mining, Inc., a company for which he led the sale to a partnership of Lehman Bros. (60%) and Tennessee Valley Ventures (40%).  Mr. Antoline was appointed to serve as a director of the Company because of his prior experience in the development and sale of companies, and in working with investment bankers.

Tom Clark, M.D. joined the Board of Directors in June 2010. He has been retired since the year 2000, prior to which he served as Vice President of Medical Affairs and Medical Director for Mylan Laboratories, based in Morgantown, West Virginia. He received his MD from The West Virginia University School of Medicine in 1969. The Company appointed Dr. Clark to serve as a director because the Company believes he has had a successful professional career in the identification of new candidate drugs, and in managing the FDA approval processes through to marketing.

Daniel Flynn, Ph.D. joined the company’s Board of Directors in June, 2007. Dr. Flynn is a scientific co-founder of the company, and served as a consultant to the company from 2001 to 2004. Since 2008, Dr. Flynn has served as the Associate Dean for Research, The Commonwealth Medical School, Scranton, PA. From 1992 to 2008, he was Professor of Cell Biology at the West Virginia University Health Sciences Center. He received his Ph.D. in Microbiology from North Carolina State, and is an acknowledged expert in Cell Biology and Signal Transduction, focusing on breast cancer and invasion.  The Company appointed Dr. Flynn to serve as a director  because the Company believes his expertise is useful to the identification of new life science technology development opportunities.

Leonard Harris has been a member of the Board of Directors since April 2003. Since 1977 he is the Founder and Chief Executive Officer of Southern Computer Consultants, Inc., Frederick, Maryland, a company which provides products and services to the United States government and Fortune 500 corporations.  Mr. Harris' extensive experience in technology-based corporate development, which provides support and guidance to the Company’s LAESI instrument platform led the board to determine that he should serve as a director of the Company.

Milan Puskar joined the Board of Directors in September 2006. He is the retired founder and Chief Executive Officer of Mylan Laboratories, Inc., the world’s largest generic drug manufacturer. He served as Mylan’s Chairman, President & CEO from 1974 to 2006, and as Chairman from 2006 to 2009. On October 7, 2011,  Mr. Puskar passed away and therefore has ceased to be a director of the Company.

Ed Roberson joined the Board of Directors in September 2009. From July 2006 to June 2010 he served as Chairman of the Board of the Methodist Healthcare System. He received his MBA in accounting in 1972 from the University of Georgia. From 2006-2011 he was President of Beacon Financial, in Memphis, TN, and from 2006-2007 President of Conwood LLC. He has been a Director of the Paragon National Bank from 2004 to present. From 1972 to 1992 Mr. Roberson was employed by KPMG, most recently as partner.  Mr. Roberson’s experience, both as a Partner in a Big 4 CPA firm, and subsequently, as a CEO led the board to determine that he should serve as a director of the Company.

Scott Segal joined the Board of Directors in Feb 2008. He is a practicing attorney, specializing in the fields of personal injury, product liability and related matters, and is the President of the Segal Law Firm, Charleston, WV. He received his JD from the West Virginia University School of Law in 1981, and has been a member of the American Bar Association from 1981 to present.  Mr. Segal has extensive relationships within the State of West Virginia and is considered by the Company to be an expert in several areas of applications for the Company’s technology, including forensics and occupational health, and therefore led the board to determine that he should serve as a director of the Company.

Roderick Jackson joined the Board of Directors in January 2011. From 2005 to 2009 he was the Founder, Chairman and Chief Executive Officer of Cobalt Laboratories, and from 2005 to 2009 a member of the Board of Directors of The Arrow Group, based in the United Kingdom. In June 2009 Cobalt Laboratories was sold, along with the Arrow Group, to Watson Pharmaceuticals. From 1986 to 2002 he was employed by Mylan Laboratories, Inc., first as Vice President Marketing and Sales (1986-1992) then as Senior Vice President and Member of the Office of the President (1992-2002). He received his B.B.A. from Texas A&M University.  Mr. Jackson's experience in the development of marketing agreements both in the U.S. and internationally led the board to determine that he should serve as a director of the Company and will be beneficial to the Company as it seeks to market its products.

Director Independence

The Over-the-Counter Bulletin Board does not have rules regarding director independence. Our determination of the independence of directors is made using the definition of “independent” contained in the listing standards of the NASDAQ Stock Market. On the basis of information solicited from each director, the board has determined that each of our directors with the exception of Mr. Turner and Mr. Hostler is independent within the meaning of such rules.

Director Compensation

During the fiscal year ended December 31, 2010, we paid members of our board of directors the following compensation:

Director Compensation
Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)

Stephen Turner	—	—	—	—	—	—	—

Stanley Hostler	—	—	—	—	—	—	—

Steve Antoline	—	—	49,300	—	—	—	49,300

Tom Clark, M.D.	—	—	41,600	—	—	—	41,600

Daniel Flynn, Ph.D.	—	—	—	—	—	—	—

Leonard Harris	—	—	41,600	—	—	—	41,600

Milan Puskar	—	—	41,600	—	—	—	41,600

Ed Roberson	—	—	49,300	—	—	—	49,300

Scott Segal	—	—	—	—	—	—	—

Roderick Jackson	—	—	42,900	—	—	—	42,900

Insider Participation in Meetings of Directors

Other than Mr. Turner, our Chief Executive Officer and President and Mr. Hostler, our Vice-President, all eight of our remaining directors are independent directors. All matters to be acted upon where potential conflicts exist between our executive officers and the Company (for example, the terms of employment agreements, option grants, bonus awards, etc.) are discussed and approved by the non-interested directors on our board of directors.

Item 6.	Executive Compensation.

During the fiscal years ended December 31, 2010 and 2009 our predecessor, SRKP 5, Inc., did not pay compensation to its executive officers or directors.

The following table illustrates the compensation paid by Protea to its executive officers during the fiscal years ended December 31, 2010 and 2009:

Name and Principal Position	Year	Salary ($)	Option Awards(1)	Total

Stephen Turner, Chief Executive Officer, President	2010	239,887	123,250	363,137
	2009	240,000	—	240,000
Edward J. Hughes, Chief Financial Officer	2010	87,050	43,200	130,250
	2009	—	—	—
Stanley Hostler, Vice President and Secretary	2010	—	63,104	63,104
	2009	—	21,944	21,944
Matthew Powell, Ph.D., Chief Science Officer	2010	127,035	—	127,035
	2009	117,738	19,200	136,938

(1) The amount included in the “Option Awards” column does not reflect compensation actually received by the executive officer but represents the compensation cost that was recognized by Protea in each year presented, determined in accordance with SFAS No. 123(R). The valuation assumptions used in determining such amounts are described in Note 8 of our financial statements for the fiscal years ended December 31, 2010 and 2009.

We do not currently have employment agreements with our executive officers, although we may enter into such agreements in the future.

 The following table provides information about equity awards granted to Protea’s executive officers that were outstanding on December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End
	Number of Securities Underlying Unexercised Options			Option Exercise Price ($)	Option Expiration Date
	Exercisable	Not exercisable
Name

Stephen Turner	100,000			$0.80	6/7/2016
		250,000	(1)	$1.50	4/23/2020

Edward J. Hughes		90,000	(1)	$1.50	10/5/2020

Matthew Powell, Ph.D.	80,000			$0.50	12/15/2015
	75,000	25,000	(1)	$1.25	1/19/2017
	10,000	30,000	(1)	$1.50	12/31/2019
Stanley Hostler	100,000			$0.80	06/07/2016
	16,000			$1.50	12/31/2017
	48,000			$1.50	12/31/2018
	48,000			$1.50	12/31/2019
		100,000	(2)	$1.50	09/17/2020
	48,000			$1.50	12/31/2020

(1)	Options vest in 25% increments over a four-year vesting schedule. Grant dates are ten years prior to expiration date.
(2)	Options vest in 33.33% increments over a three-year vesting schedule. Grant date was September 17, 2010.

Item 7.	Certain Relationships and Related Transactions, and Director Independence.

Described below are transactions or series of transactions that occurred from January 1, 2009 through the date of this report (the “Period Reported”) between us and our executive officers, directors or the beneficial owners of 5% or more of our common stock, and certain persons affiliated with or related to these persons, including family members, in which they had or will have a direct or indirect material interest in an amount that exceeds the lesser of $120,000 or 1% of the average of our total assets as of year-end for the last two completed fiscal years, other than compensation arrangements that are otherwise required to be described under “Executive Compensation.”

On August 27, 2009 we received a working capital line of credit from Centra Bank in the amount of $3,000,000. In conjunction with this line of credit, Messers. Harris, Hostler, Puskar and Segal, all of whom are directors, each signed a loan guaranty in the amount of $1,000,000.

In December of 2010, Milan Puskar, a former director of the Company paid the Company $500,000 in connection with a subscription for certain convertible debentures of the Company.  In March of 2011, Summit Resources, Inc, an entity controlled by Steven Antoline, a director of the Company, paid the Company $250,000 in connection with a subscription for certain convertible debentures of the Company. The convertible debentures were not issued until late December 2010 and May 2011, respectively, therefore, until the securities were issued,  the funds received by the Company were treated as loans with  no formal terms and repayment could be expected on demand.

Item 8.	Legal Proceedings.

We are not currently a party to any legal proceedings.

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

 There is no established public trading market for our common stock. As of the date of this report, there are outstanding warrants to purchase 11,070,338 shares of our common stock.

Record Holders

 As of September 7, 2011, we had 25,006,831 shares of common stock issued and outstanding and approximately 206 stockholders of record.

Dividends

 We have not declared any cash dividends since inception and we do not anticipate paying any dividends in the foreseeable future. The payment of dividends is within the discretion of the board of directors and will depend on the our earnings, capital requirements, financial condition, and other relevant factors. There are no restrictions that currently limit our ability to pay dividends on our common stock other than those generally imposed by applicable state law.

Item 10.	Recent Sales of Unregistered Securities.

Reference is made to the disclosure set forth below under Item 3.02 of this report, which disclosure is incorporated herein by reference.

Item 11.	Description of Registrant’s Securities to be Registered.

We are authorized by our certificate of incorporation to issue an aggregate of 110,000,000 shares of capital stock, of which 100,000,000 are shares of common stock, par value $.0001 per share and 10,000,000 are shares of preferred stock, par value $.0001 per share. As of the date of this report, there are 25,006,831 shares of common stock outstanding and no shares of preferred stock outstanding. All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the board of directors out of funds legally available, subject to the rights of any preferred stock we issue. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities, subject to the rights of any preferred stock we issue. The stockholders do not have cumulative or pre-emptive rights.

Section 203 of the Delaware Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law (“DGLC”). This section prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”) or an affiliate or associate of an interested stockholder for a period of three years following the date that the stockholder became an interested stockholder.

 This provision could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts by an interested stockholder (or by an affiliate or an associate of an interested stockholder) to acquire the Company.

Effect of Certain Provisions of the Company’s Certificate of Incorporation and Bylaws

 Certain provisions of our certificate of incorporation and bylaws may have the effect of delaying, deferring or preventing a change in control of our company. For example, the authorization of undesignated preferred stock in our certificate of incorporation makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. Furthermore our bylaws provide that only our directors, or an officer instructed to do so by our directors, may call an annual or special meeting of our stockholders. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management. The amendment of any of these provisions would require approval by holders of at least a majority of our outstanding common stock.

Item 12.	Indemnification of Directors and Officers

 Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

 Our certificate of incorporation provides that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, each person that such section grants us the power to indemnify.

 The DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

Item 13.	Financial Statements and Supplementary Data

Information concerning the financial information of the Registrant set forth under Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosures.

Information concerning the Registrant’s auditors is set forth under Item 4.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

In conjunction with the consummation of the Merger, we issued a total of 24,309,073 shares of our common stock to the stockholders of Protea in exchange for all of the issued and outstanding shares of Protea capital stock, subject to the rights of dissenters. We relied on Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D, promulgated thereunder, to issue the securities. Protea had no more than 35 unaccredited stockholders, each Protea stockholder was provided with the information required by Rule 502 of Regulation D, at a reasonable time prior to the consummation of the Merger the Protea stockholders were given the opportunity to ask questions and receive answers concerning the terms and conditions of the Merger and we did not engage in any general solicitation or general advertising relating to the Merger.

Item 4.01.	Changes in Registrant’s Certifying Accountants.

On September 2, 2011, the Company dismissed AJ. Robbins, PC ("AJ. Robbins") as its independent registered public accounting firm following the change in control of the Company on the closing of the Merger. The decision to change accountants was approved and ratified by the Company’s Board of Directors. The report of AJ. Robbins on the financial statements of the Company for the fiscal year ended December 31, 2010 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principle, except for an explanatory paragraph relative to the Company’s ability to continue as a going concern. Additionally, during the Company's two most recent fiscal years and any subsequent interim period, there were no disagreements with AJ. Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

While AJ. Robbins was engaged by the Company, there were no disagreements with AJ. Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure with respect to the Company, which disagreements if not resolved to the satisfaction of AJ. Robbins would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Company’s financial statements for the fiscal year ended December 31, 2010.

 The Company provided AJ. Robbins with a copy of the disclosures to be included in Item 4.01 of this Current Report on Form 8-K and requested that AJ. Robbins furnish the Company with a letter addressed to the Commission stating whether or not AJ. Robbins agrees with the foregoing statements. A copy of the letter from AJ. Robbins to the Commission, dated September 9, 2011, is attached as Exhibit 16.1 to this Current Report on Form 8-K.

The Company engaged Malin, Bergquist & Co., LLP (“Malin”) as the Company’s independent registered public accounting firm as of January 6, 2009. Malin is and has been Protea’s independent registered public accounting firm.

Item 5.01.	Changes in Control of Registrant.

Other than the transactions and agreements disclosed in Item 2.01 of this Current Report on Form 8-K, we know of no arrangements which may result in a change in control.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Reference is made to Item 5 of Item 2.01 above for certain information relating to our executive officers and directors, which is incorporated herein by reference. On September 2, 2011, Richard A. Rappaport resigned as our President and as a director and Anthony C. Pintsopoulos resigned as our Chief Financial Officer and a director.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Immediately after the closing of the Merger, SRKP 5 changed its corporate name from “SRKP 5, Inc.” to “Protea Biosciences Group, Inc.” by filing the Certificate of Ownership and Merger with the Delaware Secretary of State’s Office on September 2, 2011. SRKP 5 effected the name change to better reflect the nature of its new business operations following the Merger. The Certificate of Ownership and Merger is attached hereto as Exhibit 3.3.

Item 5.06.	Change in Shell Company Status.

As the result of the completion of the transactions effectuated pursuant to the Merger Agreement, we are no longer a shell company. The information set forth above in Items 1.01 and 2.01 of this Current Report on Form 8-K is incorporated herein by reference in its entirety.

Item 9.01.	Financial Statements and Exhibits.

The following financial statements and exhibits are filed as part of this report:

(a)	Financial Statements of Businesses Acquired.

 The audited financial statements of Protea for the fiscal years ended December 31, 2010 and 2009 and for the three and six months ended June 30, 2011 and 2010 (unaudited).

(b)	Pro Forma Financial Information

 The unaudited Pro Forma Consolidated Balance Sheet and Statement of Operations for the Year Ended December 31, 2010

(d)	Exhibits .

The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit No.	Description

2.1*	Merger Agreement, dated as September 2, 2011 by and among Protea Biosciences, Inc., SRKP 5, Inc., and SRKP 5 Acquisition Corp. I.

3.1	Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the registrant’s Form 10-SB filed with the Securities and Exchange Commission on August 3, 2005).

3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the registrant’s Form 10-SB filed with the Securities and Exchange Commission on August 3, 2005).

3.3*	Certificate of Ownership and Merger filed with the Office of Secretary of State of Delaware on September 2, 2011.

4.1*	Form of Warrant issued by Protea Biosciences, Inc. in connection with sale of convertible debentures.

4.2*	Form of Warrant issued by Protea Biosciences, Inc. in connection with sale of Class A Common Stock.

4.3*	Promissory Note issued by Protea Biosciences, Inc. to West Virginia Economic Development Authority, dated August 3, 2009.

4.4*
Promissory Note issued by Protea Biosciences, Inc. to West Virginia Water Development Authority, acting by and on behalf of the West Virginia Infrastructure and Jobs Development Council, dated August 3, 2009.

4.5*	Promissory Note issued by Protea Biosciences, Inc. to West Virginia Economic Development Authority, dated October 21, 2010.

4.6*
Promissory Note issued by Protea Biosciences, Inc. to West Virginia Water Development Authority, acting by and on behalf of the West Virginia Infrastructure and Jobs Development Council, dated December 10, 2010.

4.7*	Commercial Promissory Note between Protea Biosciences, Inc. and Centra Bank, Inc., dated August 27, 2009.

10.1*	Share Cancellation Agreement dated as of September 2, 2011 by and between the registrant and the Persons signatory thereto.

10.2*	Lease Agreement between Monongalia County Development Authority and Protea Biosciences, Inc., dated October 8, 2009.

10.3*	Amendment to Lease Agreement between Monongalia County Development Authority and Protea Biosciences, Inc., dated March 26, 2010.

10.4*	Amendment to Lease Agreement between Monongalia County Development Authority and Protea Biosciences, Inc., dated May 27, 2010.

10.5*	Amendment to Lease Agreement between Monongalia County Development Authority and Protea Biosciences, Inc., dated October 29, 2010.

10.6*	Amended and Restated Exclusive License Agreement between George Washington University and Protea Biosciences, Inc., dated February 22, 2010.

10.7*	Second Amendment to Exclusive License Agreement between George Washington University and Protea Biosciences, Inc., dated January 14, 2011

10.8*	Third Amendment to Exclusive License Agreement between George Washington University and Protea Biosciences, Inc., dated April 27, 2011

10.9*	Fourth Amendment to Exclusive License Agreement between George Washington University and Protea Biosciences, Inc., dated June 21, 2011

10.10*	Exclusive License Agreement between Johns Hopkins University and Protea Biosciences, Inc., dated June 9, 2009

10.11*	Exclusive Option Agreement between West Virginia University and Protea Biosciences, Inc., dated September 19, 2001

10.12*	Exclusive License Agreement between West Virginia University and Protea Biosciences, Inc., dated December 21, 2005

10.13*	1 st Amendment of Exclusive License Agreement between West Virginia University and Protea Biosciences, Inc., dated March 8, 2006

10.14*	2 nd Amendment of Exclusive License Agreement between West Virginia University and Protea Biosciences, Inc., dated November 20, 2006

10.15*	3 rd Amendment of Exclusive License Agreement between West Virginia University and Protea Biosciences, Inc., dated April 11, 2007

10.16*	4 th Amendment of Exclusive License Agreement between West Virginia University and Protea Biosciences, Inc., dated January 24, 2008

10.17	Joint Research and Development Agreement between Laboratories Mayoly Spindler SAS, Protea Biosciences, Inc. and Protea Europe SAS, dated March 22, 2010.

10.18*	Loan Agreement between West Virginia Economic Development Authority and Protea Biosciences, Inc., dated August 3, 2009.

10.19*	Security Agreement between Protea Biosciences, Inc. and West Virginia Economic Development Authority, dated August 3, 2009.

10.20*
Loan Agreement between West Virginia Water Development Authority, acting by and on behalf of the West Virginia Infrastructure and Jobs Development Council and Protea Biosciences, Inc., dated August 3, 2009.

10.21*
Intercreditor Agreement between West Virginia Water Development Authority, acting by and on behalf of the West Virginia Infrastructure and Jobs Development Council, West Virginia Economic Development Authority and Protea Biosciences, Inc., dated August 3, 2009.

10.22*
Security Agreement between Protea Biosciences, Inc. and West Virginia Water Development Authority, acting by and on behalf of the West Virginia Infrastructure and Jobs Development Council, dated August 3, 2009.

10.23*	Loan Agreement between West Virginia Economic Development Authority and Protea Biosciences, Inc., dated October 21, 2010.

10.24*	Security Agreement between Protea Biosciences, Inc. and West Virginia Economic Development Authority, dated October 21, 2010.

10.25*
Loan Agreement between West Virginia Water Development Authority, acting by and on behalf of the West Virginia Infrastructure and Jobs Development Council and Protea Biosciences, Inc., dated December 10, 2010.

10.26*
Intercreditor Agreement between West Virginia Water Development Authority, acting by and on behalf of the West Virginia Infrastructure and Jobs Development Council, West Virginia Economic Development Authority and Protea Biosciences, Inc., dated December 10, 2010.

10.27*
Amended and Restated Security Agreement between Protea Biosciences, Inc. and West Virginia Water Development Authority, acting by and on behalf of the West Virginia Infrastructure and Jobs Development Council, dated December 10, 2010.

10.28*	Commercial Loan Agreement between Centra Bank, Inc. and Protea Biosciences, Inc., dated August 27, 2009.

10.29*	First Amendment to Exclusive Option Agreement between West Virginia University and Protea Biosciences, Inc., dated December 11, 2002.

10.30	Equipment Lease Agreement between Monogalia County Development Authority and Protea Biosciences, Inc., dated March 12, 2007

16.1	Letter from A.J. Robbins, dated September 9, 2011.

21.1*	List of Subsidiaries. * Filed as an exhibit to the Company's Form 8-K filed on September 9, 2011 and incorporated herein by this reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 14, 2011

PROTEA BIOSCIENCES GROUP, INC.

By:	/s/ Stephen Turner
Name: Stephen Turner Title: Chief Executive Officer

PROTEA BIOSCIENCES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

Consolidated Financial Statements
For the Period Ended:

June 30, 2011
(Unaudited)

CONTENTS
Page

FINANCIAL STATEMENTS (Unaudited)
Consolidated Balance Sheets	3
Consolidated Statements of Operations and Total Comprehensive Loss	4
Consolidated Statements of Stockholders’ Equity (Deficit)	5
Consolidated Statements of Cash Flows	6
Notes to Consolidated Financial Statements	7 -21

PROTEA BIOSCIENCES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

Consolidated Balance Sheets
See Accompanying Notes to Financial Statements

	(Unaudited)	(Audited)
	June 30, 2011	December 31, 2010
ASSETS

Current Assets:
Cash and cash equivalents	$2,350,229	$410,696
Restricted cash	49,918	49,893
Trade accounts receivable	87,002	50,651
Other receivables	605,391	657,899
Inventory	280,307	267,065
Prepaid expenses	232,531	65,970
Total current assets	3,605,378	1,502,174

Property and equipment, net	3,094,693	3,073,804

Other receivables noncurrent	22,122	22,122

Total Assets	$6,722,193	$4,598,100

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Current maturities on long term debt	$562,905	$369,548
Trade accounts payable	1,373,775	1,842,767
Bank line of credit	3,000,000	3,000,000
Loan payable to shareholder	-	500,000
Other payables and accrued expenses	1,193,633	253,664
Total current liabilities	6,130,313	5,965,979

Long term debt - net of current portion	11,216,546	5,070,064
Commitments and contingencies (see Notes)
Stockholders' Equity:
Preferred stock ($.001 par value; 5,000,000 shares authorized; none issued or outstanding)	-	-
Common stock ($.001 par value; 40,100,000 shares authorized; 18,672,378 and 18,652,378 shares issued shares outstanding at June 30, 2011 and December 31, 2010)	18,672	18,652
Additional paid in capital	20,975,850	19,923,290
Stock subscriptions receivable ( 2010 - 286,667 at $1.50)	-	(430,000)
Deficit accumulated during development stage	(31,578,850)	(25,946,087)
Accumulated other comprehensive (loss)	(40,338)	(3,798)
Total Stockholders' Equity (deficit)	(10,624,666)	(6,437,943)
Total Liabilities and Stockholders' Equity	$6,722,193	$4,598,100

PROTEA BIOSCIENCES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

Consolidated Statements of Operations and Total Comprehensive Loss
See Accompanying Notes to Financial Statements

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		Period from July 13, 2001 (date of inception) to
	2011 (unaudited)	2010 (unaudited)	2011 (unaudited)	2010 (unaudited)	June 30, 2011 (unaudited)

Revenue	$283,396	$263,516	$430,782	$423,359	$2,376,359
Selling, general, administrative expenses	(1,461,878)	(1,205,287)	(2,581,276)	(2,278,734)	(17,988,651)
Research and development expense	(1,752,349)	(969,140)	(3,239,627)	(2,315,680)	(14,998,582)
Loss from operations	(2,930,831)	(1,910,911)	(5,390,121)	(4,171,055)	(30,610,874)

Other income (expense):
Interest and exchange income (expense)	3,040	348	1,358	1,022	44,816
Interest expense	(131,487)	(77,338)	(244,000)	(148,517)	(1,002,973)
Gain on debt settlement	-	-	-	-	13,834
Loss on asset disposal	-	-	-	-	(23,653)
Total other income (expense)	(128,447)	(76,990)	(242,642)	(147,495)	(967,976)

Loss before income taxes	(3,059,278)	(1,987,901)	(5,632,763)	(4,318,550)	(31,578,850)
Income taxes	-	-	-	-	-

Net loss	(3,059,278)	(1,987,901)	(5,632,763)	(4,318,550)	(31,578,850)

Foreign currency translation adjustment	(17,460)	19,539	(36,540)	21,629	(40,338)
Total comprehensive loss	$(3,076,738)	$(1,968,362)	$(5,669,303)	$(4,296,921)	$(31,619,188)

Net loss per share - basic and diluted	$(0.16)	$(0.12)	$(0.30)	$(0.27)	$(3.60)

Weighted average number of shares outstanding - basic and diluted	18,672,378	16,385,707	18,662,378	16,010,707	8,775,690

PROTEA BIOSCIENCES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
Consolidated Statements of Stockholders' Equity (Deficit)
See Accompanying Notes to Financial Statements

					Deficit	Accumulated	Total
	Common Stock		Additional	Stock	Accumulated	Other	Stockholders'
	Par Value $.001		Paid in Capital	Subscription	During	Comprehensive	Equity
	Shares	Amount	Common Stock	Receivable	Development Stage	Income	(Deficit)
December 31, 2010	18,652,378	$18,652	$19,923,290	$(430,000)	$(25,946,087)	$(3,798)	$(6,437,943)

Issuance of stock for cash	20,000	20	29,980	-	-	-	30,000
Subscribed stock	-	-	-	430,000	-	-	430,000
Stock-based compensation expense	-	-	169,585	-	-	-	169,585
Stock warrants issued as part of convertible debentures	-	-	852,995	-	-	-	852,995
Net loss	-	-	-	-	(5,632,763)	-	(5,632,763)
Foreign currency translation adjustment	-	-	-	-	-	(36,540)	(36,540)
June 30, 2011	18,672,378	$18,672	$20,975,850	$-	$(31,578,850)	$(40,338)	$(10,624,666)

PROTEA BIOSCIENCES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

Consolidated Statements of Cash Flows
See Accompanying Notes to Financial Statements

	For the Six Months Ended June 30,		Period from July 13, 2001 (date of inception) to
	2011 (unaudited)	2010 (unaudited)	June 30, 2011 (unaudited)
For the period ended June 30,
Cash flows from operating activities:
Net loss	$(5,632,763)	$(4,318,550)	$(31,578,850)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	636,447	272,432	2,746,211
Non-cash compensation	169,586	139,607	1,082,144
Issuance of common stock and warrants for services	-	-	529,138
Issuance of common stock for accrued interest	-	-	203,019
Accretion of convertible debenture discount	-	-	7,145
Loss on disposal of fixed assets	-	-	23,653
Loss on foreign currency translation	(36,540)	21,629	(40,338)
Net change in assets and liabilities:
Decrease (increase)
Trade accounts receivable	(36,351)	(356,714)	(87,002)
Prepaid expenses	(166,561)	6,277	(232,631)
Other receivables	52,508	(85,006)	(605,613)
Inventory	(13,242)	23,118	(280,307)
Increase (decrease)
Trade accounts payable	(468,992)	263,852	1,373,776
Other payables and accrued expenses	939,969	240,744	1,193,632

Net cash used in operating activities	(4,555,939)	(3,792,611)	(25,666,023)

Cash flows from investing activities:
Movement in restricted cash	(25)	(46)	(49,918)
Purchase of and deposits on equipment	(374,211)	(182,742)	(3,215,636)
Proceeds from sale of equipment	-	-	47,450
Net cash used in investing activities	(374,236)	(182,788)	(3,218,104)

Cash flows from financing activities:
Net advances on bank line of credit	-	-	3,000,000
Proceeds from sale of common stock	460,000	2,795,000	18,207,389
Proceeds from long-term debt	6,655,000	600,000	11,040,000
Repayment of long-term debt	(245,292)	249,799	(1,008,646)
Financing costs	-	-	(4,387)
Net cash provided by financing activities	6,869,708	3,644,799	31,234,356

Net increase (decrease) in cash	1,939,533	(330,600)	2,350,229

Cash, beginning of period	410,696	1,154,693	-

Cash, end of period	$2,350,229	$824,093	$2,350,229

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$60,561	$148,517	$592,153

Supplemental disclosure of non-cash investing and financing activities:
Equipment financed through finance company debt	$365,870	$121,160	$2,801,017
Debt converted to company stock	$-	$-	$202,919
Stock subscription	$-	$-	$535,000

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements – (Unaudited)

1.	Description of Company and Nature of Business

Protea Biosciences, Inc. (“Protea” or the “Company”) is an emerging biotechnology company incorporated in Delaware in July 2001, and based in Morgantown, West Virginia. The Company is engaged in developing and commercializing proprietary life science technologies, products and services that are used to recover and identify proteins in biological samples.  Through its wholly-owned French subsidiary, it has a joint development arrangement with Laboratoires Mayoly Spindler SAS to develop and market a recombinant biopharmaceutical product.

The interim consolidated financial statements presented herein have been prepared by the Company, are unaudited and, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair statement of the financial position at June 30, 2011, the results of operations for the three- and six-month periods ended June 30, 2011, and June 30, 2010, and the cash flows for the six-month periods ended June 30, 2011, and June 30, 2010. Interim results are not necessarily indicative of results for a full year.

The consolidated balance sheet presented as of December 31, 2010, has been derived from the audited consolidated financial statements as of that date. The consolidated financial statements and notes included in this report should be read in conjunction with the financial statements and notes included in the company’s 2010 year-end audit.

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has experienced negative cash flows from operations since inception and had an accumulated deficit at June 30, 2011 of approximately $32 million and at December 31, 2010 of approximately $26 million. The Company has funded its activities to date almost exclusively from debt and equity financings.  The Company will continue to require substantial funds to advance the research and development of its core technologies, to continue to develop new products and services based upon its proprietary protein recovery and identification technologies, and to continue clinical trials of its recombinant pharmaceutical compound.

Management’s plans to meet its operating cash flow requirements include raising additional funds from equity or debt. The Company intends to seek additional capital through sales of equity securities or convertible debt and, if appropriate, to develop corporate development partnerships to advance its drug and technology development activities for sharing the costs of development and commercialization. The Company may also consider the sale of certain assets, or entering into a transaction such as a merger with a business complimentary to theirs.

While the Company believes that it will be successful in obtaining the necessary financing to fund its operations, they have no committed sources of funding and are not assured that additional funding will be available to them.

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (unaudited)

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Protea Biosciences, Inc. and subsidiary.  All material accounts and transactions have been eliminated in consolidation.

Development Stage Enterprise

The Company is a development-stage enterprise devoting substantial efforts to establishing a new business, financial planning, raising capital, research and development activities and developing markets.  All losses accumulated since inception have been considered as part of the Company’s development stage activities.

Other Receivables

Other receivables, which reflect amounts due from non-trade activity, consist of the following at June 30, 2011 and December 31, 2010:

	June 2011	Dec. 2010
French government R&D credit	$424,466	$389,954
French VAT receivable	74,988	140,929
QTDP Grant	0	96,580
Deposits and Other	105,937	30,436
Other receivables - current	$605,391	$657,899

Employee loan - noncurrent	22,122	22,122
Other receivables - noncurrent	$22,122	$22,122

Comprehensive Loss

For the period from inception through June 30, 2011, the Company has a translation loss which represents other comprehensive loss and is included in the Statement of Operations and Comprehensive Loss in the financial statements.

Net Loss per Share

Basic and diluted loss per common share are computed based on the weighted average number of common shares outstanding.  Common share equivalents (which may consist of options, warrants and convertible debt) are excluded from the computation of diluted loss per share since the effect would be anti-dilutive.  Common share equivalents which could potentially dilute basic earnings per share in the future, and which were excluded from the computation of diluted loss per share, totaled approximately 19,077,000 and 10,719,000 at June 30, 2011 and December 31, 2010, respectively.

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (unaudited)

2.	Summary of Significant Accounting Policies (continued)

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS:

In June 2011, new guidance was issued pertaining to the presentation of comprehensive income. The new rule eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. The standard is intended to provide a more consistent method of presenting non-owner transactions that affect the company’s equity. Under the new guidance, an entity can elect to present items of net income and other comprehensive income in one continuous statement or in two separate, but consecutive, statements. The new guidance is effective for fiscal years that begin after December 15, 2011. Adoption of this standard will not have an impact on the company’s results of operations or financial position.

New guidance was issued pertaining to the disclosure of supplementary pro forma information for business combinations. The new rule specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings.  The amendments are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Adoption of this standard will not have an impact on the company’s results of operations or financial position.

3.	Bank Line of Credit

In August of 2009, The Company took out a line of credit that is authorized to $3,000,000 and payable on demand.  The interest rate is variable and is .75% plus prime with a minimum rate of 5.87%.  The line of credit is subject to an annual review and certain covenants.  At June 30, 2011 and December 31, 2010, the balance was $3,000,000 with interest payable at 5.87% and all covenants had been met.  Borrowings under the line are secured by the personal guarantee of four board members.

4.	Loan Payable

In December of 2010, the Company borrowed $500,000 from a board member.  This loan had no formal terms and repayment could be expected on demand.  In March of 2011, the Company borrowed $250,000 from a board member.  This loan had no formal terms and repayment could be expected on demand.  Both loans were exchanged for convertible debentures prior to June 30, 2011.

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (unaudited)

5.	Long-term Debt

       1)      Note Payable to the West Virginia Development Office
In March 2007, the Company obtained an 8-year loan in the amount of $685,000 from the West Virginia Development Office.  The note bears interest at 3% providing for 96 monthly principal and interest payments of $8,035 through April 2015, at which time the note is due and payable. The note is secured by equipment.

       2)      Note Payable to Finance Company
In July 2007, the Company obtained a 5-year loan in the amount of $28,726 from a finance company.  The note bears interest at 6.99% with monthly principal and interest payments of $569 through July 2012.  The note is secured by a vehicle.

       3)      Convertible Promissory Note Payable to the West Virginia Jobs Investment Trust Board
The Company has a convertible loan in the amount of $100,000 from the West Virginia Jobs Investment Trust Board, with an extended maturity date of March 31, 2013.  The note bears interest at 10%, which may be deferred until maturity, and is secured by all Company assets.  The note was initially issued with a stock warrant for $50,000 that was exercised in 2007 (see Note 9, Stock Warrants).  The note contains a conversion feature that allows the holder the right, but not an obligation, to convert all outstanding principal and accrued interest into common stock at the market price at time of conversion.  The Company has extended the maturity date of the note several times, each time converting then accrued interest into common shares.  As a result of these deferrals, in October 2007, $35,458 of accrued interest was converted to 44,322 shares of common stock at $.80 per share.  In 2009, $22,521 of accrued interest was converted to 15,014 shares of common stock at $1.50 per share.

       4)      Convertible Promissory Note Payable to the West Virginia Jobs Investment Trust Board
The Company has a convertible loan in the amount of $250,000 from the West Virginia Job Investment Trust Board, with an extended maturity date of March 31, 2013.  The note bears interest at 8%, which may be deferred until maturity, and is secured by all Company assets.  The note was initially issued with a stock warrant for 25,000 shares that was exercised in 2007 (see Note 9, Stock Warrants). The note contains a conversion feature that allows the holder the right, but not an obligation, to convert all outstanding principal and accrued interest into common stock at the market price at time of conversion.  The Company has extended the maturity date of the note several times, each time converting then accrued interest into common shares.  As a result of these deferrals, in October 2007, $100,000 of accrued interest was converted to 125,000 shares of common stock at $.80 per share.  In 2009, $45,041 of accrued interest was converted to 30,028 shares of common stock at $1.50 per share.

       5)      Note Payable to the West Virginia Economic Development Authority
In August 2009, the Company obtained a 10-year loan in the amount of $242,631 from the West Virginia Economic Development Authority.  The note bears interest at 4% providing for 120 monthly principal and interest payments of $2,457 through August 2019, at which time the note is due and payable. The note is secured by equipment costing $569,812.

       6)      Note Payable to the West Virginia Infrastructure and Jobs Development Council
In August 2009, the Company obtained a 10-year loan in the amount of $242,630 from the West Virginia Infrastructure and Jobs Development Council.  The note bears interest at 3.25% providing for 120 monthly principal and interest payments of $2,371 through August 2019, at which time the note is due and payable. The note is secured by equipment costing $569,812.

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (unaudited)

5.	Long-term Debt (continued)

       7)      Convertible Promissory Note Payable to the West Virginia Jobs Investment Trust Board
In October 2009, the Company obtained $600,000 against a $1,200,000 available credit on a 7-year convertible note from the West Virginia Job Investment Trust Board.  In April 2010, it obtained the remaining $600,000. The note bears interest at 6% providing for monthly interest-only payments starting December 2009 through November 2011, then interest and principal payments starting December 2011 through December 2016 at which time the note is due and payable. The note includes a stock warrant for 300,000 shares (see Note 9, Stock Warrants). The note allows the holder the option of converting all outstanding principal and accrued interest to be converted to common stock at a price of $1.50 per share.

       8)      Note Payable to the West Virginia Economic Development Authority
In October 2010, the Company obtained a 10-year note in the amount of $900,000 from the West Virginia Economic Development Authority. The note bears interest at 3.26% providing for 120 monthly principal and interest payments of $8,802 through October 2020, at which time the note is due and payable. The note is secured by equipment costing $997,248.

       9)      Note Payable to the West Virginia Infrastructure & Jobs Development Council
In December 2010, the Company obtained a 10-year note in the amount of $900,000 from the West Virginia Infrastructure & Jobs Development Council.  The note bears interest at 3.25% providing for 120 monthly principal and interest payments of $8,781 through December 2020, at which time the note is due and payable. The note is secured by equipment costing $1,098,249.

       10)      Convertible Debentures
Between November and December 2010, the Company sold thirteen (13) $100,000 Convertible Debentures.  The debentures bear interest at 6% providing for semi-annual payments of interest only and a balloon payment of principal on maturity (subject to conversion).  For the first quarter of 2011, the Company sold an additional 19 units, and in the second quarter, the company sold an additional 52.55 units.  The maturity of the debenture is three years from the time of closing (March 2014).  Conversion to Common stock is at a fixed rate of $1.50 per share.  Each $100,000 Debenture also includes a warrant (see Note 9, Stock Warrants)

       11)      Capital Leases
In March 2010, the Company acquired a 3D printer from Stratasys under a 36-month capital lease at an imputed interest rate of 2.9%.  The monthly payments, including principal and interest, continue through March 2013.    The note is secured by equipment costing $122,440.   In May 2011, the Company acquired a new VOIP phone system under a 36-month capital lease with Cisco at an imputed interest rate of 7.2%.  The monthly payments, including principal and interest, continue through April 2014.    The note is secured by the equipment costing $90,120.   In May, the Company acquired a new LTQ Velos Mass Spec under a 36-month capital lease with Thermo Fisher at an imputed interest rate of 8.0%.  The monthly payments, including principal and interest, continue through May 2014.    The note is secured by the equipment costing $275,000.

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (unaudited)

5.	Long-term Debt (continued)

Long-term debt consists of the following notes payable at June 30, 2011, March 31, 2011 and December 31, 2010:

	June 2011	March 2011	Dec. 2010
1) Note Payable to the WV Development Office	$357,753	$387,651	$402,488

2) Note Payable to Finance Company	6,573	8,663	9,691

3) Convertible Promissory Note Payable to the WVJITB	100,000	100,000	100,000

4) Convertible Promissory Note Payable to the WVJITB	250,000	250,000	250,000

5) Note Payable to the WVEDA	203,291	210,341	213,877

6) Note Payable to the WVIJDC	201,989	209,235	212,828

7) Convertible Promissory Note Payable to the WVJITB	1,200,000	1,200,000	1,200,000

8) Note Payable to WVEDA	842,135	867,977	887,289

9) Note Payable to WVIJDC	853,616	879,290	892,181

10) Convertible Debentures	7,429,185	2,814,790	1,182,918

11) Capital leases	334,909	81,740	88,340
Total	11,779,451	7,009,687	5,439,612

Less: current portion	(562,905)	(445,704)	(369,548)

Long-term portion	$11,216,546	$6,563,983	$5,070,064

Future required minimum principal repayments over the next five years are as follows:

Year ending December 31:	Future required minimum principal repayments
2011 (Jul to Dec)	$251,675
2012	$644,901
2013	$987,468
2014	$9,044,908
2015	$508,408
2016	$460,263

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (unaudited)

6.	Common Stock

The Company is authorized to issue a total of 45,100,000 of shares of stock, of which 40,000,000 shares are designated Class A Common Stock, 100,000 shares designated Class B Common Stock and 5,000,000 shares designated Preferred Stock.

Class A Common Stock – par value of $.001 per share with one vote in respect of each share held.  Holders of Class A Common Stock do not have cumulative voting rights.  Subject to the rights of the holders of Class B Common Stock, as set forth below, the members of the Board are elected by the affirmative vote of the holders of a majority of the Company’s outstanding Class A Common Stock.  Class A Common Stock issues are as follows:

	# Shares Issued	Par Value	Price Per Share	Gross Proceeds	Value of Services Obtained	Par Value	Additional Paid in Capital (not incl. Def financing, warrants portion of CDs & Stock Options)
Dec. 2010 Balance	18,652,378	$.001	various	$18,422,965	$529,138	$18,652	$18,933,451
Jan-June 2011	20,000	.001	1.50	30,000	-	20	29,980

Total	18,672,378			$18,452,965	$529,138	$18,672	$18,963,431

Class B Common Stock – par value of $.001 per share with one vote in respect of each share held on all matters voted upon by Class A Common Stock holders except that the holders of Class B Common Stock shall also have the exclusive right to elect, and remove without cause, a majority of the Board. No shares of the Class B Common Stock have been issued.

7.	Preferred Stock

The Company is authorized to issue Preferred Stock, in one or more series and containing such rights, privileges and limitations, including voting rights, dividend rates, conversion privileges, redemption rights and terms, redemption prices and liquidation preferences, as the Board may, from time to time, determine.  No shares of the Preferred Stock have been issued.

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (unaudited)

8.	Stock Options and Stock-based Compensation

In 2002, the Board of Directors of the Company adopted the 2002 Equity Incentive Plan that governs equity awards to employees, directors and consultants of the company. Under the Plan, 450,000 shares of Common Stock were reserved for issuance. In 2006, the Board approved an amendment to the Plan by authorizing an additional 800,000 shares of common stock for issuance under the Plan.  In 2009, the Board approved an amendment to the Plan by authorizing an additional 400,000 shares of common stock.  In 2010, the Board approved an amendment to the Plan by authorizing an additional 2,000,000 shares of common stock to bring the total shares reserved for issuance to 3,650,000.

The types of awards permitted under the Plan include qualified incentive stock options (ISO) and non-qualified stock options, and restricted stock. Each option shall be exercisable at such times and subject to such terms and conditions as the Board may specify. Stock options generally vest over four years and expire no later than ten years from the date of grant.

A summary of stock option activity is as follows:
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Outstanding at December 31, 2010	2,950,000	$1.39	4.88
Granted	254,000	$1.50
Exercised	-
Cancelled or expired	75,000	$1.50
Outstanding at June 30, 2011	3,129,000	$1.39
Exercisable at December 31, 2010	1,599,438	$1.29	4.01
Exercisable at June 30, 2011	1,898,104	$1.32	3.98

The following table summarizes information about stock options at June 30, 2011:

	Options Outstanding			Options Exercisable
Exercise Price	Outstanding	Weighted Average Remaining contractual life (in years)	Weighted Average Exercise Price	Exercisable	Weighted Average Exercise Price
$0.80	300,000			300,000
$1.25	510,000			510,000
$1.50	2,319,000			1,088,104
$0.80 - $1.50	3,129,000	4.76	$1.39	1,898,104	$1.32

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (unaudited)

8.	Stock Options and Stock-based Compensation (continued)

At June 30, 2011 the total aggregate intrinsic value for both options currently exercisable and options outstanding was $333,750. These values represent the total pre-tax intrinsic value based on the estimated fair value of the Company’s stock price of $1.50 as of June 30, 2011. This intrinsic value represents the value that would have been received by the option holders had option holders exercised all of their options as of that date. Intrinsic value for stock options is defined as the difference between the current market value and the exercise price.  During the six months ended June 30, 2011 and 2010, no options were exercised.

The following table summarizes the activity of the Company’s stock options that have not vested for the six months ended June 30, 2011:
	Shares	Weighted Average Grant- date Fair Value
Nonvested at December 31, 2010	1,350,562	$0.466
Granted	254,000	$0.456
Forfeited	24,166	$0.493
Vested	349,500	$0.476
Nonvested at June 30, 2011	1,230,896	$0.454

The fair value of non-vested options to be recognized in future periods is $558,587, which is expected to be recognized over a weighted average period of 2 years. The total fair value of options vested during the six months ended June 30, 2011 was $169,586 and vested during the year ended December 31, 2010 was $295,573.

Stock-based compensation expense is as follows:
	June 2011	Dec. 2010
Selling, general, and administrative expense	$124,418	$220,725
Research and development expense	45,168	74,848
Total stock-based compensation expense	$169,586	$295,573

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (unaudited)

8.	Stock Options and Stock-based Compensation (continued)

The weighted average grant-date fair value of options granted during the six-month period ended June 30, 2011 was $0.456 and for the year ended December 31, 2010 was $0.455 per option.  The fair value of the option grants was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Period ended,
	June 2011	Dec. 2010
Risk-free interest rate	2.66%	3.36%
Volatility factor	21.85%	21.42%
Weighted average expected life (in years)	7	7
Dividend rate	0.0%	0.0%

The Company based its estimate of expected stock price volatility on monthly price observations of the AMEX Biotech Index. Given the Company’s limited history with stock options, the Company’s expected term is based on average of the contractual term and the vesting period of the options (the SAB 110 “Simplified” method).

9.	Stock Warrants

On October 2002, the Company issued a stock warrant related to a note payable (see Note 5, Long-term Debt).  The warrant entitled the holder to purchase 25,000 shares of common stock at a price of $.01 per share.  The warrant was exercised in 2007.

On March 2004, the Company issued a stock warrant related to a note payable (see Note 5, Long-term Debt).  The warrant entitles the holder to purchase preferred stock for $50,000 at the lowest dollar amount paid by other purchasers of the preferred stock.  There have been no offerings of preferred stock by the Company.  The warrant is exercisable from date of issuance through the expiration date of  March 2016.  Upon expiration of the preferred stock warrant, the holder has 90 days (through June 2016) to purchase $50,000 of common stock at the lesser of the current issuance price or the average price paid per share by all shareholders owning common stock prior to the current issuance.

On February 2005, the Company issued a stock warrant related to a note payable (see Note 5, Long-term Debt).  The warrant entitles the holder to purchase preferred stock for $125,000 at the lowest dollar amount paid by other purchasers of the preferred stock.  There have been no offerings of preferred stock by the Company.  The warrant is exercisable from date of issuance through the expiration date of  February 2017.  Upon expiration of the preferred stock warrant, the holder has 90 days (through May 2017) to purchase $125,000 of common stock at the lesser of the current issuance price or the average price paid per share by all shareholders owning common stock prior to the current issuance.

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (unaudited)

9.	Stock Warrants (continued)

In 2008, the Company issued stock warrants related to common stock issuances.  The warrant is exercisable for five years from date of issuance.  The warrant allows the holder the ability to purchase an additional share of common stock for every share purchased in connection with the warrant.  The exercise price is $2.00 per share.

In October 2009, the Company issued a stock warrant related to a note payable (see Note 5, Long-term Debt).  The warrant is exercisable for five years from date of issuance.  The warrant allows the holder the ability to purchase 300,000 shares of common stock.  The exercise price is $2.00 per share.

In November 2009, the Company issued stock warrants to four board members in exchange for personal guarantees on a bank line of credit (See Note 3, Bank Line of Credit).  The warrant is exercisable for five years from date of issuance.  The warrant allows the four holders the ability to purchase an additional 375,000 shares of common stock.  The exercise price is $2.00 per share.

In 2009, the Company issued stock warrants related to common stock issuances.  The warrant is exercisable for five years from date of issuance.  The warrant allows the holder the ability to purchase an additional share of common stock for every two shares purchased in connection with the warrant.  The exercise price is $2.00 per share.

In 2010, the Company issued stock warrants related to common stock issuances.  The warrant is exercisable for five years from date of issuance.  The warrant allows the holder the ability to purchase an additional share of common stock for every two shares purchased in connection with the warrant.  The exercise price is $2.00 per share.

In 2010 and 2011, the Company issued stock warrants in connection with the issuance of convertible debentures (see Note 5, Long-term Debt).  Each $100,000 debenture included the issuance of one warrant, which is exercisable for five years from date of issuance.  The modified terms of the warrant allowed the holder the ability to purchase an additional 50,000 shares of common stock at $2.00 per share.  The fair value of these warrants is $977,222, which is recorded as a discount to the face amount of the convertible debentures, to be accreted over 3 years.  Accretion expense was $36,048, $19,194 and $7,145 for the six and three month period ended June 30, 2011 and December 31, 2010, respectively.

As of June 30, 2011, warrants to purchase 10,807,505 shares of common stock were outstanding and exercisable.

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (unaudited)

10.	Income Taxes

The provision for income taxes, if any, is comprised of current and deferred components.  The current component, if any, presents the amount of federal and state income taxes that are currently reportable to the respective tax authorities and is measured by applying statutory rates to the Company’s taxable income as reported in its income tax returns.

The Company adopted ASC 740-10 effective January 1, 2007. The adoption of ASC 740-10 did not require an adjustment to the opening balance of retained earnings as of January 1, 2007. There were no changes to unrecognized tax benefits during 2010 or the first six months of 2011. The tax years 2006 through 2010 remain open to review by various taxing authorities.

Deferred income taxes are provided for the temporary differences between the carrying values of the Company’s assets and liabilities for financial reporting purposes and their corresponding income tax basis.  These temporary differences are primarily attributable to a net operating loss, which, due to income tax laws and regulations, become taxable or deductible in different years than their corresponding treatment for financial reporting purposes.  The temporary differences give rise to either a deferred tax asset or liability in the financial statements, which is computed by applying statutory tax rates to taxable or deductible temporary differences based upon the classification (i.e., current or noncurrent) of the asset or liability in the financial statements which relate to the particular temporary difference.  Deferred taxes related to differences that are not attributable to a specific asset or liability are classified in accordance with the future period in which they are expected to reverse and be recognized for income tax purposes.

During the development stage of the Company when future benefit of the deferred tax asset is uncertain, the Company provides for a full valuation allowance against the deferred tax asset.  Net operating loss carry forwards start to expire beginning 2021 for both federal and state purposes.  The net operating tax loss carry forward totals approximately $30,200,000 at June 30, 2011 and $24,700,000 at December 31, 2010.

11.	Lease Commitments

The Company leases its USA facilities under an operating lease beginning February 2005 and extended through December 2012 and its Europe facilities on a two-year lease beginning January 2008 and extended through January 2012.  The Company also has three equipment operating leases with terms of 3 to 5 years. Future minimum rental payments are as follows for the year ending December 31: 2011 July to December - $120,647; 2012 - $219,189; 2013 - $13,869; 2014 - $7,487; 2015 - $2,344; and 2016 - $0.

Rent expense totals $112,331 for the six months ended June 2011 YTD and $165,817 for 2010.

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (unaudited)

12.	Retirement Plan

The Company provides a 401(k) Profit Sharing Plan for elective deferrals whereby participants can defer up to 100% of their wages not to exceed a maximum dollar amount determined by the Federal Government each year.  The Company, at its discretion, can make matching contributions to the plan.  The Company may also make qualified non-elective contributions to participants who are not highly compensated employees.  All employees meeting age and hours of service requirements are eligible to participate in the Plan after completing one year of service.  Participants become vested in employer contributions on a graduated scale with full vesting after six years.  No company contributions have yet been made.

13.	Commitments and Contingencies

Legal Proceedings

The Company currently is not a party to any material legal proceeding and has no knowledge of any material legal proceeding contemplated by any governmental authority or third party. The Company may be subject to a number of claims and legal proceedings which, in the opinion of our management, are incidental to normal business operations. In managements’ opinion, although final settlement of these claims and suits may impact the financial statements in a particular period, they will not, in the aggregate, have a material adverse effect on the Company’s financial position, cash flows or results of operations.

Indemnity of Directors and Officers

As permitted under Delaware law and required by corporate by-laws, the Company indemnifies and holds harmless its directors and officers for certain events or occurrences while the director or officer is or was serving in such capacity. The maximum potential amount of future payments that could be required under these indemnification obligations is unlimited; however, the Company maintains a Directors and Officers liability insurance policy that enables it to recover a portion of any future amounts paid with a limit of liability of $2,000,000.  The Company may incur an additional liability if indemnity for more than the limit of liability occurred, and such liability may have a material adverse effect on our financial position, cash flows and results of operations. As there were no known or pending claims, the Company has not accrued a liability for such claims as of June 30, 2010.

Warranty

In the ordinary course of business, the Company warrants to customers that its products will conform to published or agreed specifications. Generally, the applicable product warranty period is 90 days from the date of delivery of the goods.  The Company provides for estimated warranty costs at the time of the product sale.  As of June 30, 2010, management believes that no warranty allowance is necessary due to a limited sales history and that no goods have historically been returned.

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (unaudited)

13.	Commitments and Contingencies (continued)

Stock Options

The Company has agreements with one board member and an equity financing consultant for payment of services by stock options.  The board member is to receive a stock option for 4,000 shares with an exercise price equal to the current market price.  The equity financing consultant currently receives $12,500 in value of shares per month with an exercise price equal to the current market price.  (The equity financing consultant also receives $5,000 in cash per month and $2,500 in stock grants per month related to this agreement.) Both agreements are cancellable with 90 days notice.

University License Agreements

The Company has agreements with universities related to in-licensed technologies as follows:

AGREEMENT WITH WEST VIRGINIA UNIVERSITY (WVU)
The Company has entered into a License and Exclusive Option to License Agreement with the West Virginia University Research Corporation, a nonprofit West Virginia corporation (“WVURC”) acting for and on behalf of WVU.  Under the terms of this Agreement, the WVURC has granted the Company an exclusive option to license technology from the laboratories of certain WVU principal investigators in the field of protein discovery, for therapeutic, diagnostic and all other commercial fields worldwide.  Under the terms of this Agreement, the Company pays expenses for the preparation, filing and prosecution of related patent applications, and the Company will pay royalties on the net revenue resulting from the sale of products and services that utilize the WVU subject technology.

AGREEMENT WITH JOHNS HOPKINS UNIVERSITY (JHU)
In June, 2009 the company entered into an Exclusive License Agreement with Johns Hopkins University for technology developed in the laboratory of Jennifer Van Eyk, Ph.D., Professor of Medicine, Division of Cardiology, Biological Chemistry and Biomedical Engineering. The technology field is albumin-bound protein complexes and their use in the diagnosis of cardiovascular disease. Under the terms of the license agreement, the Company has the exclusive, worldwide, rights to commercialize the technology. The Company is obligated to pay expenses for the preparation, filing and prosecution of related patent applications, and the Company will pay royalties on the net revenues resulting from the sale of products and services that utilize the JHU subject technology.

AGREEMENT WITH GEORGE WASHINGTON UNIVERSITY (GWU)
In March, 2009 the Company entered into an Exclusive License Agreement with George Washington University (Washington D.C.) for technology developed in the laboratory of Dr. Akos Vertes Ph.D., Professor of Chemistry, Professor of Biochemistry & Molecular Biology, Founder and Co-Director of the W.M. Keck Institute for Proteomics Technology and Applications, the Department of Chemistry, who is a science advisor to the Company.  The technology field is LAESI - laser ablation electrospray ionization, a new method of bioanalytical analysis that enables high throughput biomolecule characterization.

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (unaudited)

13.	Commitments and Contingencies (continued)

AGREEMENT WITH GEORGE WASHINGTON UNIVERSITY (GWU) - [continued]
Under the terms of the license agreement, the Company has the exclusive, worldwide rights to commercialize the technology. The Company is obligated to pay expenses for the preparation, filing and prosecution of related patent applications, and the Company will pay royalties on the net revenues resulting from the sale of products and services that utilize the GWU subject technology.

AGREEMENT WITH VIRGINIA TECH
In 2010, the Company entered into an agreement with Virginia Tech (VT) for the exclusive option to license technology in development in the laboratory of Rafael Davalos, PhD, which is intended to enable the separation of specific cell populations, such as cancer cells, in blood and other fluids.  It also has a co-exclusive license to the IRAK-1 compound as a regulator of diseases and disorders in the lab of Liwu Li, PhD.

Joint Pharmaceutical Development Agreement

AGREEMENT WITH LABORATOIRE MAYOLY SPINDLER
In May, 2009 the Company, and its wholly-owned subsidiary Proteabio Europe SAS, entered into a Joint Research and Development Agreement with Laboratories Mayoly Spindler SAS (Mayoly), a European Pharmaceutical company with headquarters in France, for the joint development of a recombinant lipase biopharmaceutical. Under terms of the agreement, Protea receives the exclusive marketing rights for the therapeutic in the territory of North America; will be responsible for paying 40% of the development expenses (with Mayoly funding the remaining 60%); will pay royalties on net sales of the biopharmaceutical, and a milestone payment of 1M Euros at the time the Company obtains the first FDA approval for the recombinant Lipase bio therapeutic. The Company also receives a sublicense to certain patents owned by Mayoly and licensed from the government of France.  As of June 30, 2011 and December 31, 2010, the Company owed approximately $769,000 and $705,000  to Mayoly, which is reflected in Trade Accounts Payable on the Consolidated Balance Sheet.

Engineering and Design Services

The Company has about $595,000 in outstanding commitments with MPR Associates, Inc. for engineering and design services related to their LAESI (Laser Ablation Electrospray Ionization) technology.  These amounts relate to ongoing software development, completion of development and design, retrofit of beta units to production standards and production of three additional instruments.  At June 30, 2011, the Company recorded approximately $514,000 in accrued expenses owed to MPR.

14.	Evaluation of Subsequent Events

The Company has determined that there were no material events and transactions for potential recognition or disclosure through August 30, 2011, the date the financial statements were available to be issued.

PROTEA BIOSCIENCES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

Consolidated Financial Statements
For the Periods Ended:

December 31, 2008
December 31, 2009
December 31, 2010

CONTENTS

Page

FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets	3
Consolidated Statements of Operations and Comprehensive Loss	4
Consolidated Statements of Stockholders’ Equity (Deficit)	5-6
Consolidated Statements of Cash Flows	7
Notes to Consolidated Financial Statements	8-30

(2)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Protea Biosciences, Inc.
Morgantown, West Virginia

We have audited the accompanying consolidated balance sheets of Protea Biosciences, Inc. and subsidiary (a development stage enterprise) as of December 31, 2010 and 2009, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2010, and for the period from inception on July 13, 2001 to December 31, 2010.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Protea Biosciences, Inc. and subsidiary as of December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, and for the period from inception on July 13, 2001 to December 31, 2010, in conformity with accounting principles generally accepted in the United States ofAmerica.

Malin, Bergquist & Company, LLP
Pittsburgh, PA
July 12, 2011

PROTEA BIOSCIENCES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

Consolidated Balance Sheets
See Accompanying Notes to Financial Statements

December 31:	2010	2009

ASSETS

Current Assets:
Cash and cash equivalents	$410,696	$1,154,693
Restricted cash	49,893	41,399
Trade accounts receivable	50,651	65,060
Other receivables	657,899	125,118
Inventory	267,065	258,723
Prepaid expenses	65,970	58,791
Total current assets	1,502,174	1,703,784

Property and equipment, net	3,073,804	1,473,795

Other receivables noncurrent	22,122	-

Total Assets	$4,598,100	$3,177,579

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities on long term debt	$369,548	$135,017
Trade accounts payable	1,842,767	369,200
Bank line of credit	3,000,000	2,963,155
Loan payable to shareholder	500,000	-
Other payables and accrued expenses	253,664	118,649
Total current liabilities	5,965,979	3,586,021

Long term debt - net of current portion	5,070,064	1,788,911
Commitments and contingencies (see Notes)
Stockholders' Equity:
Preferred stock ($.001 par value; 5,000,000 shares authorized; none issued or outstanding)	-	-
Common stock ($.001 par value; 40,100,000 shares authorized; 18,652,378 and 15,079,040 shares issued and outstanding at December 31, 2010 and 2009)	18,652	15,079
Additional paid in capital	19,923,290	14,176,443
Stock subscriptions receivable ( 2010 - 286,667 at $1.50 2009 - 50,000 shares at $.50 per share)	(430,000)	(25,000)
Deficit accumulated during development stage	(25,946,087)	(16,362,425)
Accumulated other comprehensive (loss)	(3,798)	(1,450)
Total Stockholders' Equity (deficit)	(6,437,943)	(2,197,353)
Total Liabilities and Stockholders' Equity	$4,598,100	$3,177,579

(3)

PROTEA BIOSCIENCES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

Consolidated Statements of Operations and Total Comprehensive Loss
See Accompanying Notes to Financial Statements

				Period from
				July 13, 2001
				(date of inception)
				to
For the years ended December 31:	2010	2009	2008	December 31, 2010

Revenue	$905,467	$460,978	$152,938	$1,945,577
Selling, general, administrative expenses	(4,660,909)	(3,132,051)	(2,460,675)	(15,407,375)
Research and development expense	(5,495,766)	(2,505,778)	(1,683,021)	(11,758,955)
Loss from operations	(9,251,208)	(5,176,851)	(3,990,758)	(25,220,753)
Other income (expense):
Interest and exchange gains income	3,890	483	3,795	43,458
Interest expense	(335,225)	(167,203)	(50,112)	(758,973)
Gain on debt settlement	-	13,834	-	13,834
Loss on asset disposal	(1,119)	-	-	(23,653)
Total other income (expense)	(332,454)	(152,886)	(46,317)	(725,334)

Loss before income taxes	(9,583,662)	(5,329,737)	(4,037,075)	(25,946,087)
Income taxes	-	-	-	-

Net loss	(9,583,662)	(5,329,737)	(4,037,075)	(25,946,087)

Foreign currency translation adjustment	(2,348)	(1,450)	-	(3,798)
Total comprehensive loss	$(9,586,010)	$(5,331,187)	$(4,037,075)	$(25,949,885)

Net loss per share - basic and diluted	$(0.57)	$(0.38)	$(0.34)	$(3.29)

Weighted average number of shares outstanding - basic and diluted	16,865,709	14,134,850	11,825,170	7,875,991

(4)

PROTEA BIOSCIENCES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

Consolidated Statements of Stockholders' Equity (Deficit)
See Accompanying Notes to Financial Statements

					Deficit	Accumulated	Total
	Common Stock		Additional	Stock	Accumulated	Other	Stockholders'
	Par Value $.001		Paid in Capital	Subscription	During	Comprehensive	Equity
	Shares	Amount	Common Stock	Receivable	Development Stage	(Loss)	(Deficit)
July 13, 2001 (date of inception)	-	$-	$-	$-	$-	$-	$-

Issuance of stock for cash	320,000	320	59,680	-	-	-	60,000
Issuance of stock for services	2,010,000	2,010	374,865	-	-	-	376,875
Net loss	-	-	-	-	(474,399)	-	(474,399)
December 31, 2001	2,330,000	$2,330	$434,545	$-	$(474,399)	$-	$(37,524)

Issuance of stock for cash	1,050,000	1,050	373,950	-	-	-	375,000
Net loss	-	-	-	-	(416,491)	-	(416,491)
December 31, 2002	3,380,000	$3,380	$808,495	$-	$(890,890)	$-	$(79,015)

Issuance of stock for cash	550,000	550	274,450	-	-	-	275,000
Stock-based compensation expense	-	-	2,590	-	-	-	2,590
Issuance of stock for services	40,000	40	19,960	-	-	-	20,000
Net loss	-	-	-	-	(420,431)	-	(420,431)
December 31, 2003	3,970,000	$3,970	$1,105,495	$-	$(1,311,321)	$-	$(201,856)

Issuance of stock for cash	550,000	550	274,450	-	-	-	275,000
Stock-based compensation expense	-	-	5,181	-	-	-	5,181
Net loss	-	-	-	-	(459,474)	-	(459,474)
December 31, 2004	4,520,000	$4,520	$1,385,126	$-	$(1,770,795)	$-	$(381,149)

Issuance of stock for cash	1,034,000	1,034	515,966	-	-	-	517,000
Stock-based compensation expense	-	-	44,711	-	-	-	44,711
Issuance of stock for services	82,500	83	65,917	-	-	-	66,000
Net loss	-	-	-	-	(1,034,429)	-	(1,034,429)
December 31, 2005	5,636,500	$5,637	$2,011,720	$-	$(2,805,224)	$-	$(787,867)

Issuance of stock for cash	3,191,000	3,191	2,929,809	-	-	-	2,933,000
Subscribed stock	-	-	-	(25,000)	-	-	(25,000)
Stock-based compensation expense	-	-	26,851	-	-	-	26,851
Net loss	-	-	-	-	(1,336,317)	-	(1,336,317)
December 31, 2006	8,827,500	$8,828	$4,968,380	$(25,000)	$(4,141,541)	$-	$810,667

							(continued)

(5)

PROTEA BIOSCIENCES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

Consolidated Statements of Stockholders' Equity (Deficit) (continued)
See Accompanying Notes to Financial Statements

					Deficit	Accumulated	Total
	Common Stock		Additional	Stock	Accumulated	Other	Stockholders'
	Par Value $.001		Paid in Capital	Subscription	During	Comprehensive	Equity
	Shares	Amount	Common Stock	Receivable	Development Stage	Income	(Deficit)
December 31, 2006	8,827,500	$8,828	$4,968,380	$(25,000)	$(4,141,541)	$-	$810,667

Issuance of stock for cash	2,027,990	2,028	2,518,909	-	-	-	2,520,937
Issuance of stock for accrued interest on convertible debt	169,332	169	135,289	-	-	-	135,458
Stock-based compensation expense	-	-	91,446	-	-	-	91,446
Stock warrants exercised	25,000	25	225	-	-	-	250
Net loss	-	-	-	-	(2,854,072)	-	(2,854,072)
December 31, 2007	11,049,822	$11,050	$7,714,249	$(25,000)	$(6,995,613)	$-	$704,686

Issuance of stock for cash	2,136,671	2,137	3,196,614	-	-	-	3,198,751
Subscribed stock	-	-	-	(20,000)	-	-	(20,000)
Stock-based compensation expense	-	-	113,262	-	-	-	113,262
Issuance of stock for services	4,167	4	6,247	-	-	-	6,251
Net loss	-	-	-	-	(4,037,075)	-	(4,037,075)
December 31, 2008	13,190,660	$13,191	$11,030,372	$(45,000)	$(11,032,688)	$-	$(34,125)

Issuance of stock for cash	1,823,338	1,823	2,715,627	-	-	-	2,717,450
Issuance of stock for accrued interest on convertible debt	45,042	45	67,517	-	-	-	67,562
Subscribed stock	-	-	-	20,000	-	-	20,000
Stock-based compensation expense	-	-	332,941	-	-	-	332,941
Issuance of stock for services	20,000	20	29,986	-	-	-	30,006
Net loss	-	-	-	-	(5,329,737)	-	(5,329,737)
Foreign currency translation adjustment	-	-	-	-	-	(1,450)	(1,450)
December 31, 2009	15,079,040	$15,079	$14,176,443	$(25,000)	$(16,362,425)	$(1,450)	$(2,197,353)

Issuance of stock for cash	3,553,334	3,553	5,322,061	-	-	-	5,325,614
Subscribed stock	-	-	(25,000)	(405,000)	-	-	(430,000)
Stock-based compensation expense	-	-	295,573	-	-	-	295,573
Issuance of stock for services (net of $4,387 of financing expenses)	20,004	20	29,986	-	-	-	30,006
Stock warrants issued as part of convertible debentures	-	-	124,227	-	-	-	124,227
Net loss	-	-	-	-	(9,583,662)	-	(9,583,662)
Foreign currency translation adjustment	-	-	-	-	-	(2,348)	(2,348)
December 31, 2010	18,652,378	$18,652	$19,923,290	$(430,000)	$(25,946,087)	$(3,798)	$(6,437,943)

(6)

PROTEA BIOSCIENCES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

Consolidated Statements of Cash Flows
See Accompanying Notes to Financial Statements

				Period from
				July 13, 2001
				(date of inception)
				to
For the years ended December 31,	2010	2009	2008	December 31, 2010
Cash flows from operating activities:
Net loss	$(9,583,662)	$(5,329,737)	$(4,037,075)	$(25,946,087)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	862,181	509,717	385,755	2,109,764
Non-cash compensation	295,573	332,942	113,262	912,558
Issuance of common stock and warrants for services	30,006	30,006	6,251	529,138
Issuance of common stock for accrued interest	-	30,000	30,000	203,019
Accretion of convertible debenture discount	7,145	-	-	7,145
Loss on disposal of fixed assets	1,119	-	-	23,653
Loss on foreign currency translation	(2,348)	(1,450)	-	(3,798)
Net change in assets and liabilities:
Decrease (increase)
Trade accounts receivable	14,409	(53,938)	10,211	(50,651)
Prepaid expenses	(7,179)	(30,546)	(14,659)	(66,070)
Other receivables	(533,003)	(125,118)		(658,121)
Inventory	(8,342)	(20,212)	(142,545)	(267,065)
Increase (decrease)
Trade accounts payable	1,473,567	(302,476)	359,071	1,842,768
Other payables and accrued expenses	135,015	43,047	30,691	253,663

Net cash used in operating activities	(7,315,519)	(4,917,765)	(3,259,038)	(21,110,084)

Cash flows from investing activities:
Movement in restricted cash	(8,494)	-	-	(49,893)
Purchase of and deposits on equipment	(596,499)	(365,227)	(270,583)	(2,841,425)
Proceeds from sale of equipment	32,450	-	-	47,450
Net cash used in investing activities	(572,543)	(365,227)	(270,583)	(2,843,868)

Cash flows from financing activities:
Net advances on bank line of credit	36,845	2,963,155	-	3,000,000
Proceeds from sale of common stock	4,900,001	2,797,451	3,118,751	17,747,389
Proceeds from long-term debt	2,500,000	600,000	-	4,385,000
Repayment of long-term debt	(288,394)	(107,340)	(87,432)	(763,354)
Financing costs	(4,387)	-	-	(4,387)
Net cash provided by financing activities	7,144,065	6,253,266	3,031,319	24,364,648

Net increase (decrease) in cash	(743,997)	970,274	(498,302)	410,696
Cash, beginning of year	1,154,693	184,419	682,721	-

Cash, end of year	$410,696	$1,154,693	$184,419	$410,696

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$310,863	$137,203	$20,112	$531,592

Supplemental disclosure of non-cash investing and financing activities:
Equipment financed through finance company debt	$1,921,160	$485,261	$-	$2,435,147
Debt converted to company stock	$-	$67,461	$-	$202,919
Stock subscription	$430,000	$-	$80,000	$535,000

(7)

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements

For the years ended December 31, 2010, 2009 and 2008

1.    Description of Company and Nature of Business

Protea Biosciences, Inc. (“Protea” or the “Company”) is an emerging biotechnology company incorporated in Delaware in July 2001, and based in Morgantown, West Virginia. The Company is primarily developing and commercializing proprietary life science technologies, products and services that are used to recover and identify proteins in biological samples.  It is also engaged, via its wholly-owned French subsidiary, Proteabio Europe SAS, in a joint development arrangement to develop and market a recombinant biopharmaceutical product.

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has experienced negative cash flows from operations since inception and had an accumulated deficit at December 31, 2010 of approximately $26 million. The Company has funded its activities to date almost exclusively from debt and equity financings.  The Company will continue to require substantial funds to advance the research and development of its core technologies, to continue to develop new products and services based upon its proprietary protein recovery and identification technologies, and to continue clinical trials of its recombinant pharmaceutical compound.

Management’s plans to meet its operating cash flow requirements include raising additional funds from equity or debt. The Company intends to seek additional capital through sales of equity securities or convertible debt and, if appropriate, to develop corporate development partnerships to advance its drug and technology development activities for sharing the costs of development and commercialization. The Company may also consider the sale of certain assets, or the sale or merger of the business.

While the Company believes that it will be successful in obtaining the necessary financing to fund its operations, there are no assurances that such additional funding will be achieved and that it will succeed in its future operations.

2.    Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Protea Biosciences, Inc. and subsidiary.  All material accounts and transactions have been eliminated in consolidation.

Development Stage Enterprise

The Company is a development-stage enterprise devoting substantial efforts to establishing a new business, financial planning, raising capital, research and development activities and developing markets.  All losses accumulated since inception have been considered as part of the Company’s development stage activities.

(8)

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (continued)

For the years ended December 31, 2010, 2009 and 2008

2.	Summary of Significant Accounting Policies (continued)

Accounting Standards Codification

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 168, The FASB Accounting Standards Codification and Hierarchy of Generally Accepted Accounting Principles, a Replacement of FASB Statement No. 162. This statement modifies the GAAP hierarchy by establishing only two levels of GAAP, authoritative and non-authoritative accounting literature.  Effective July 2009, the FASB Accounting Standards Codification (the “Codification”) is considered the single source of authoritative U.S. accounting and reporting standards, except for additional authoritative rules and interpretive releases issued by the Securities and Exchange Commission. Non-authoritative guidance and literature include, among other things, FASB Concepts Statements, American Institute of Certified Public Accountants Issues Papers and Technical Practice Aids, and accounting textbooks. The Codification was developed to organize GAAP pronouncements by topic so that users can more easily access authoritative accounting guidance.

Estimates and Assumptions

The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

        Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.  The Company has cash on deposit at banks that may exceed the federally-insured limits at times.

Restricted Cash

Restricted cash represents a debt reserve account for the note payable to the West Virginia Development Office (see Note 5, Long-term Debt).  The Company is required to maintain $48,209 on deposit in the reserve account by the 26 th of every month.  The amounts on deposit total $49,893 and $41,399 at December 31, 2010 and 2009, respectively.  At no time during the period was the company out of compliance.

(9)

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (continued)

For the years ended December 31, 2010, 2009 and 2008

2.	Summary of Significant Accounting Policies (continued)

Trade Accounts Receivable

Trade accounts receivable are reported at the amount management expects to collect from outstanding balances. Differences between the amount due and the amount management expects to collect are recognized as bad debts in the year in which those differences are determined, with an offsetting entry to a valuation allowance for trade accounts receivable. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable.  The Company performs ongoing credit evaluations of its customers and generally does not require collateral.

The Company maintains allowances for doubtful accounts based on management’s analysis of historical losses from uncollectible accounts and risks identified for specific customers who may not be able to make required payments. If the financial condition of customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.  No allowance was deemed necessary at either December 31, 2010 or 2009.

Other Receivables

Other receivables, which reflect amounts due from non-trade activity, consist of the following at December 31:

	2010	2009
French government R&D credit	$389,954	$112,256
French VAT receivable	140,929	12,862
Qualified Therapeutic Discovery Project	96,580	-
Deposits and Other	30,436	-
Other receivables – current	$657,899	$125,118

Other receivables – noncurrent
Employee loan – noncurrent	$22,122	$-

(10)

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (continued)

For the years ended December 31, 2010, 2009 and 2008

2.	Summary of Significant Accounting Policies (continued)

Inventory

Inventory represents finished goods and work in progress.  Finished goods and work in progress consist primarily of specifically identifiable items that are valued at the lower of cost or fair market value using the first-in, first-out (FIFO) method.

Inventory consists of the following at December 31:

	2010	2009
Finished goods	$198,667	$173,566
Work in progress	68,398	85,157
Total Inventory	$267,065	$258,723

Property and Equipment

Expenditures for maintenance and repairs are charged to expense and the costs of significant improvements that extend the life of underlying assets are capitalized.

Property and equipment is capitalized at cost and depreciated using the double-declining balance method and leasehold improvements are depreciated using the straight-line method over estimated lives as follows:

Equipment	5 - 10 years
Vehicle	5 years
Leasehold improvements	3 years

	2010	2009
Property and equipment consists of the following at December 31:
Lab equipment	$4,656,420	$2,282,312
Computer equipment	112,607	110,140
Office equipment and vehicle	99,849	98,085
Leasehold improvements	174,733	144,733
	5,043,609	2,635,270
Accumulated depreciation	(1,969,805)	(1,161,475)
Property and equipment, net	$3,073,804	$1,473,795

Depreciation expense is charged to either research and development or administration expenses and totals $862,181 in 2010, $509,717 in 2009 and $385,755 in 2008.  Depreciation expense for the period July 13, 2001 (date of inception) through 2010 totals $2,109,764.

(11)

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (continued)

For the years ended December 31, 2010, 2009 and 2008

2.	Summary of Significant Accounting Policies (continued)

Property and Equipment (continued)

The Company evaluates the potential impairment of property and equipment whenever events or changes in circumstances indicate that the carrying value of a group of assets may not be recoverable.  An impairment loss would be recognized when the carrying amount of the asset group exceeds the estimated undiscounted future cash flows expected to be generated from the use of the asset group and its eventual disposition.  The amount of impairment loss to be recorded is measured as the excess of the carrying value of the asset group over its fair value.  Fair value is generally determined using a discounted cash flow analysis or market prices for similar assets.

Revenue Recognition

The Company derives its revenue from the sale of products and services. Revenue is recognized when all four of the following criteria are met (1) the Company has persuasive evidence that an arrangement exists, (2) the price is fixed and determinable, (3) title has passed, and (4) collection is reasonably assured.  Product revenue is recognized upon shipment of the product, which is typically when title passes.  Service revenue is recognized as the service is performed, generally through short-term contracts.  However, where applicable, contract service revenue is earned and recognized according to the provisions of each agreement.  As of December 31, 2010 and 2009, the Company had no deferred revenue that related to future periods.

Shipping and handling costs are included in cost of sales.  Shipping and handling costs charged to customers are recorded as revenue in the period the related product sales revenue is recognized.

In 2010, the Company was awarded $244,479 as a grant of qualified investment in their LAESI (Laser Ablation Electrospray Ionization) project, as it met the requirements of being a qualified therapeutic discovery project (QTDP) under section 48D of the Internal Revenue Code.  This amount is included as revenue on the Consolidated Statement of Operations and Total Comprehensive Loss.

Comprehensive Loss

The financial statements of the Company’s international subsidiary are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities, the historical exchange rate for stockholders’ equity and an average exchange rate for each period of revenues, expenses, and gains and losses.  The functional currency of the Company’s non-U.S. subsidiary is the local currency.  Adjustments resulting from the translation of financial statements are reflected in accumulated other comprehensive income.  Transactional gains and losses are recorded within operating results.

(12)

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (continued)

For the years ended December 31, 2010, 2009 and 2008

2.	Summary of Significant Accounting Policies (continued)

Net Loss per Share

Basic and diluted loss per common share are computed based on the weighted average number of common shares outstanding.  Common share equivalents (which may consist of options, warrants and convertible debt) are excluded from the computation of diluted loss per share since the effect would be anti-dilutive.  Common share equivalents which could potentially dilute basic earnings per share in the future, and which were excluded from the computation of diluted loss per share, totaled approximately 10,719,000; 6,470,000 and 3,162,000 at December 31, 2010, 2009 and 2008, respectively.

Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred.

Research and Development

The Company follows the policy of charging the costs of research and development to expense as incurred. Research and development expense is net of $389,954 in 2010 and $112,256 in 2009, which reflects the French Government Research Credit.

Income Taxes

Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Stock Based Compensation

The Company follows the provisions of FASB ASC 718, “Stock Based Compensation” . Stock-based compensation expense is estimated as of the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which generally represents the vesting period. Fair value of Company stock options is estimated using the Black-Scholes option-pricing model. The associated compensation expense is recognized on a straight-line basis over the requisite service period, net of estimated forfeitures.

(13)

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (continued)

For the years ended December 31, 2010, 2009 and 2008

2.	Summary of Significant Accounting Policies (continued)

Estimating the fair value for stock options for each grant requires judgment, including estimating stock-price volatility, expected term, expected dividends and risk-free interest rates. The expected volatility rates are estimated based on the volatility of similar entities whose share information is publicly available. The expected term represents the average time that options are expected to be outstanding and is estimated based on the average of the contractual term and the vesting period of the options as provided in SEC Staff Accounting Bulletin 110 as the “simplified” method. The risk-free interest rate for periods approximating the expected term of the options is based on the U.S. Treasury yield curve in effect at the time of grant. Expected dividends are zero as the Company has no plans to issue dividends.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS:

FASB ASC 605 – Revenue Recognition—Multiple-Deliverable Revenue Arrangement

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements , or ASU 2009-13. ASU 2009-13, amends existing revenue recognition accounting pronouncements that are currently within the scope of FASB ASC Topic 605. This consensus provides accounting principles and application guidance on how the arrangement should be separated, and the consideration allocated. This guidance changes how to determine the fair value of undelivered products and services for separate revenue recognition. Allocation of consideration is now based on management’s estimate of the selling price for an undelivered items where there is no other means to determine the fair value of that undelivered item. This new approach is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The adoption of this guidance will not have a material impact on the Company’s results of operations, cash flows, and financial position.

FASB ASC 718 – Compensation—Stock Compensation

In January 2010, the FASB issued ASU No. 2010-05— Compensation—Stock Compensation (Topic 718): Escrowed Share Arrangements and the Presumption of Compensation. This update simply codifies EITF Topic D-110, Escrowed Share Arrangements and the Presumption of Compensation issued on June 18, 2009. In EITF Topic No. D-110, SEC staff clarified that entities should consider the substance of the transaction in evaluating whether the presumption of compensation may be overcome, including whether the transaction was entered into for a reason unrelated to employment, such as to facilitate a financing transaction. In that situation, the staff generally believes that the escrowed shares should be reflected as a discount in the allocation of proceeds.

(14)

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (continued)

For the years ended December 31, 2010, 2009 and 2008

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS (continued) :

FASB ASC 810-10 – Fair Value Measurements and Disclosures

In January 2010, the FASB issued Accounting Standards Update No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. The amendments in this update require new disclosures and clarifications of existing disclosures related to transfers in and out of Level 1 and Level 2 fair value measurements, further disaggregation of fair value measurement disclosures for each class of assets and liabilities and additional details of valuation techniques and inputs utilized. This update is consistent with the Company's current accounting application for fair value measurements and disclosures.

FASB ASC 605-28 – Revenue Recognition—Milestone Method

In March 2010, the (FASB) ratified Emerging Issues Task Force (EITF) Issue No. 08-9, Milestone Method of Revenue Recognition (Issue 08-9). The Accounting Standards Update resulting from Issue 08-9 amends Accounting Standards Codification (ASC) 605-28. The Task Force concluded that the milestone method is a valid application of the proportional performance model when applied to research or development arrangements. Accordingly, the consensus states that an entity can make an accounting policy election to recognize a payment that is contingent upon the achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. A milestone is defined in the consensus as an event: (1) that can only be achieved based in whole or in part on either (a) the entity’s performance or (b) on the occurrence of a specific outcome resulting from the entity’s performance; (2) for which there is substantive uncertainty at the date the arrangement is entered into that the event will be achieved; and (3) that would result in additional payments being due to the entity. Issue 08-9 is effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2010, and may be applied either prospectively to milestones achieved after the adoption date, or; retrospectively for all periods presented. The Company does not expect Issue 08-9 to have any material impact on its consolidated financial statements.

3.    Bank Line of Credit

In August of 2009, the Company took out a line of credit that is authorized to $3,000,000 and payable on demand.  The interest rate is variable and is .75% plus prime with a minimum rate of 5.87%.  The line of credit is subject to an annual review and certain reporting covenants.  At December 31, 2010 and 2009, the balance was $3,000,000 and $2,963,155, respectively, with interest payable at 5.87% for both years.  Borrowings under the line are secured by the personal guarantee of four board members.

4.    Loan Payable

In December of 2010, The Company borrowed $500,000 from a shareholder who serves as a board member.  This loan had no formal terms and repayment could be expected on demand.  The loan was subsequently, in 2011, exchanged for five units of the convertible debenture.

(15)

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (continued)

For the years ended December 31, 2010, 2009 and 2008

5.    Long-term Debt

Long-term debt consists of the following notes payable at December 31:

	2010	2009
Note Payable to the West Virginia Development Office In March 2007, the Company obtained an 8-year loan in the amount of $685,000 from the West Virginia Development Office. The note bears interest at 3% providing for 96 monthly principal and interest payments of $8,035 through April 2015, at which time the note is due and payable. The note is secured by equipment.	$402,488	$489,971

Note Payable to Finance Company In July 2007, the Company obtained a 5-year loan in the amount of $28,726 from a finance company. The note bears interest at 6.99% with monthly principal and interest payments of $569 through July 2012. The note is secured by a vehicle.	9,691	15,611

Convertible Promissory Note Payable to the West Virginia Job Investment Trust Board
The Company obtained a 2-year convertible loan in the amount of $100,000 from the West Virginia Development Office.  In March 2009, the note was modified to extend the maturity date to March 2011. The note bears interest at 10% providing for quarterly interest-only payments through March 2011, at which time the note is due and payable.  In lieu of quarterly interest payments, the Company, at its discretion, may defer all interest payments until maturity in March 2011.  In March 2011, the maturity was extended to March 2013.  The note is secured by all Company assets. The note includes a stock warrant for $50,000 that was exercised in 2007 (see Note 9, Stock Warrants).  The note contains a convertible feature that allows the holder the right, but not an obligation, to convert all outstanding principal and accrued interest into common stock at the market price at time of conversion.  In October 2007, $35,458 of accrued interest was converted to 44,322 shares of common stock at $.80 per share.  In 2009, $22,521 of accrued interest was converted to 15,014 shares of common stock at $1.50 per share.
	100,000	100,000

(16)

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (continued)

For the years ended December 31, 2010, 2009 and 2008

5.	Long-term Debt (continued)

	2010	2009
Convertible Promissory Note Payable to the West Virginia Job Investment Trust Board
The Company obtained a 2-year convertible loan in the amount of $250,000 from the West Virginia Job Investment Trust Board.  In March 2009, the note was modified to extend the maturity date to March 2011.  The note bears interest at 8% providing for quarterly interest-only payments through March 2011, at which time the note is due and payable.  In lieu of quarterly interest payments, the Company, at its discretion, may defer all interest payments until maturity in March 2011.  In March 2011, the maturity was extended to March 2013.  The note is secured by all Company assets.  The note includes a stock warrant for 25,000 shares exercised in 2007 (see Note 9, Stock Warrants). The note contains a convertible feature that allows the holder the right, but not an obligation, to convert all outstanding principal and accrued interest into common stock at the market price at time of conversion.  In October 2007, $100,000 of accrued interest was converted to 125,000 shares of common stock at $.80 per share.  In 2009, $45,041 of accrued interest was converted to 30,028 shares of common stock at $1.50 per share.
	250,000	250,000

Note Payable to the West Virginia Economic Development Authority In August 2009, the Company obtained a 10-year loan in the amount of $242,631 from the West Virginia Economic Development Authority. The note bears interest at 4% providing for 120 monthly principal and interest payments of $2,457 through August 2019, at which time the note is due and payable. The note is secured by equipment costing $569,812.	213,877	234,361

Note Payable to the West Virginia Infrastructure and Jobs Development Council In August 2009, the Company obtained a 10-year loan in the amount of $242,630 from the West Virginia Infrastructure and Jobs Development Council. The note bears interest at 3.25% providing for 120 monthly principal and interest payments of $2,371 through August 2019, at which time the note is due and payable. The note is secured by equipment costing $569,812.	212,828	233,985

(17)

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (continued)

For the years ended December 31, 2010, 2009 and 2008

5.	Long-term Debt (continued)

	2010	2009
Convertible Promissory Note Payable to the West Virginia Job Investment Trust Board
In October 2009, the Company obtained $600,000 against a $1,200,000 available credit on a 7-year convertible note from the West Virginia Job Investment Trust Board.  In April 2010, it obtained the remaining $600,000. The note bears interest at 6% providing for monthly interest-only payments starting December 2009 through November 2011, then interest and principal payments starting December 2011 through December 2016 at which time the note is due and payable. The note includes a stock warrant for 300,000 shares (see Note 9, Stock Warrants). The note allows the holder the option of converting all outstanding principal and accrued interest to be converted to common stock at a price of $1.50 per share.
	1,200,000	600,000

Stratasys 3D Printer Capital Lease In March 2010, the Company acquired a 3D printer under a 36-month capital lease at an imputed interest rate of 2.9%. The monthly payments, including principal and interest, continue through March 2013. The note is secured by equipment costing $122,440.	88,340	-

West Virginia Economic Development Authority Note Payable In October 2010, the Company obtained a 10-year note in the amount of $900,000 from the West Virginia Economic Development Authority. The note bears interest at 3.26% providing for 120 monthly principal and interest payments of $8,802 through October 2020, at which time the note is due and payable. The note is secured by equipment costing $997,248.	887,289	-

West Virginia Infrastructure & Jobs Development Council Note Payable In December 2010, the Company obtained a 10-year note in the amount of $900,000 from the West Virginia Infrastructure & Jobs Development Council. The note bears interest at 3.25% providing for 120 monthly principal and interest payments of $8,781 through December 2020, at which time the note is due and payable. The note is secured by equipment costing $1,098,249.	892,181	-

(18)

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (continued)

For the years ended December 31, 2010, 2009 and 2008

5.	Long-term Debt (continued)

	2010	2009
Convertible Debentures Between November and December 2010, the Company sold (13) $100,000 Convertible Debentures. The debentures bear interest at 6% providing for semi-annual payments of interest only and a balloon payment of principal on maturity (subject to conversion). The maturity of the debenture is three years from the time of closing. Conversion to Common stock at a fixed rate of $1.50 per share. Each $100,000 Debenture also includes a warrant (see Note 9, Stock Warrants)	1,182,918	-
Total	5,439,612	1,923,928
Less: current portion	(369,548)	(135,017)

Long-term portion	$5,070,064	$1,788,911

Future required minimum principal repayments over the next five years are as follows:

Year ending December 31:	Future required minimum principal repayments
2011	$369,548
2012	556,695
2013	2,192,432
2014	559,571
2015	508,408

6.    Common Stock

The Company is authorized to issue a total of 45,100,000 of shares of stock, of which 40,000,000 shares are designated Class A Common Stock, 100,000 shares designated Class B Common Stock and 5,000,000 shares designated Preferred Stock.

Class A Common Stock – par value of $.001 per share with one vote in respect of each share held.  Holders of Class A Common Stock do not have cumulative voting rights.  Subject to the rights of the holders of Class B Common Stock, as set forth below, the members of the Board are elected by the affirmative vote of the holders of a majority of the Company’s outstanding Class A Common Stock.  Class A Common Stock issues are as follows:

(19)

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (continued)

For the years ended December 31, 2010, 2009 and 2008

6.	Common Stock (continued)
	# Shares Issued	Par Value	Price Per Share	Gross Proceeds	Value of Services Obtained	Par Value	Additional Paid in Capital (not incl. Def financing, warrants portion of CDs & Stock Options)

Sep-Dec 2001	2,010,000	$.001	$.188	$-	$376,875	$2,010	$374,865
October 2001	300,000	.001	.167	50,000	-	300	49,700
November 2001	20,000	.001	.500	10,000	-	20	9,980
February 2002	500,000	.001	.200	100,000	-	500	99,500
May-Dec 2002	550,000	.001	.500	275,000	-	550	274,450
April 2003	40,000	.001	.500	-	20,000	40	19,960
Aug-Dec 2003	550,000	.001	.500	275,000	-	550	274,450
May-Dec 2004	550,000	.001	.500	275,000	-	550	274,450
Feb-Dec 2005	1,034,000	.001	.500	517,000	-	1,034	515,966
December 2005 (debt issuance cost)	82,500	.001	.800	-	66,000	83	65,917
Jan 2006	66,000	.001	.500	33,000	-	66	32,934
Jan-Nov 2006	1,125,000	.001	.800	900,000	-	1,125	898,875
November 2006	2,000,000	.001	1.00	2,000,000	-	2,000	1,998,000
Mar 2007	31,250	.001	.800	25,000	-	31	24,969
October 2007 (stock warrants exercised)	25,000	.001	.01	250	-	25	225
October 2007 (debt converted for stock)	169,322	.001	.800	135,458	-	169	135,288
Mar-Dec 2007	1,996,750	.001	1.25	2,495,938	-	1,997	2,493,941
February 2008	25,000	.001	1.25	31,250	-	25	31,225
December 2008	4,167	.001	1.50	-	6,251	4	6,247
Mar-Dec 2008 (includes stock warrant, see note)	2,111,671	.001	1.50	3,167,507	-	2,112	3,165,395
December 2009	20,004	.001	1.50	-	30,006	20	29,986
Mar-Dec 2009(debt converted for stock)	45,042	.001	1.50	67,562	-	45	67,517
Mar-Dec 2009 (includes stock warrant, see note)	1,823,334	.001	1.50	2,735,000	-	1,823	2,733,177
December 2010	20,004	.001	1.50	-	30,006	20	29,986
Jan-Dec 2010 (includes stock warrant, see note)	3,553,334	.001	1.50	5,330,000	-	3,553	5,326,448
Total	18,652,378			$18,422,965	$529,138	$18,652	$18,933,451

(20)

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (continued)

For the years ended December 31, 2010, 2009 and 2008

6.	Common Stock (continued)

Class B Common Stock – par value of $.001 per share with one vote in respect of each share held on all matters voted upon by Class A Common Stock holders except that the holders of Class B Common Stock shall also have the exclusive right to elect, and remove without cause, a majority of the Board. No shares of the Class B Common Stock have been issued.

7.	Preferred Stock

The Company is authorized to issue Preferred Stock, in one or more series and containing such rights, privileges and limitations, including voting rights, dividend rates, conversion privileges, redemption rights and terms, redemption prices and liquidation preferences, as the Board may, from time to time, determine.  No shares of the Preferred Stock have been issued.

8.	Stock Options and Stock-based Compensation

In 2002, the Board of Directors of the Company adopted the 2002 Equity Incentive Plan that governs equity awards to employees, directors and consultants of the company. Under the Plan, 450,000 shares of Common Stock were reserved for issuance. In 2006, the Board approved an amendment to the Plan by authorizing an additional 800,000 shares of common stock for issuance under the Plan.  In 2009, the Board approved an amendment to the Plan by authorizing an additional 400,000 shares of common stock.  In 2010, the Board approved an amendment to the Plan by authorizing an additional 2,000,000 shares of common stock to bring the total shares reserved for issuance to 3,650,000.

The types of awards permitted under the Plan include qualified incentive stock options (ISO) and non-qualified stock options, and restricted stock. Each option shall be exercisable at such times and subject to such terms and conditions as the Board may specify. Stock options generally vest over four years and expire no later than ten years from the date of grant.

(21)

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (continued)

For the years ended December 31, 2010, 2009 and 2008

8.	Stock Options and Stock-based Compensation (continued)

A summary of stock option activity is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Outstanding at December 31, 2007	1,236,000	$1.00
Granted	493,000	$1.50
Exercised	-
Cancelled or expired	80,000	$0.50
Outstanding at December 31, 2008	1,649,000	$1.17
Granted	613,000	$1.50
Exercised	-
Cancelled or expired	315,000	$0.89
Outstanding at December 31, 2009	1,947,000	$1.32
Granted	1,188,000	$1.50
Exercised	-
Cancelled or expired	185,000	$1.45
Outstanding at December 31, 2010	2,950,000	$1.39	4.88
Exercisable at December 31, 2008	840,042	$1.06
Exercisable at December 31, 2009	1,053,459	$1.19
Exercisable at December 31, 2010	1,599,438	$1.29	4.01

The following table summarizes information about stock options at December 31, 2010:

	Options Outstanding			Options Exercisable
Exercise Price	Outstanding	Weighted Average Remaining contractual life (in years)	Weighted Average Exercise Price	Exercisable	Weighted Average Exercise Price
$0.80	300,000			300,000
$1.25	510,000			495,000
$1.50	2,140,000			804,438
$0.80 - $1.50	2,950,000	4.88	$1.39	1,599,438	$1.29

At December 31, 2010 the total aggregate intrinsic value for options currently exercisable and options outstanding was $333,750 and $337,500 respectively. These values represent the total pre-tax intrinsic value based on the estimated fair value of the Company’s stock price of $1.50 as of December 31, 2010. This intrinsic value represents the value that would have been received by the option holders had option holders exercised all of their options as of that date. Intrinsic value for stock options is defined as the difference between the current market value and the exercise price.  During the three years ended December 31, 2010, no options were exercised.

(22)

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (continued)

For the years ended December 31, 2010, 2009 and 2008

8.	Stock Options and Stock-based Compensation (continued)

The following table summarizes the activity of the Company’s stock options that have not vested for the years ended December 31, 2010:

	Shares	Weighted Average Grant- date Fair Value
Nonvested at December 31, 2007	665,000	$0.497
Granted	493,000	$0.516
Vested	349,042	$0.519
Nonvested at December 31, 2008	808,958	$0.446
Granted	613,000	$0.474
Forfeited	32,500	$0.601
Vested	495,917	$0.494
Nonvested at December 31, 2009	893,541	$0.487
Granted	1,188,000	$0.455
Forfeited	120,729	$0.547
Vested	610,250	$0.484
Nonvested at December 31, 2010	1,350,562	$0.466

The fair value of non-vested options to be recognized in future periods is $628,783, which is expected to be recognized over a weighted average period of 2 years. The total fair value of options vested during the years ended December 31, 2010, 2009, and 2008 was $295,573, $332,942 and $113,262, respectively.

Stock-based compensation expense is as follows:

	Year ended December 31,
	2010	2009	2008
Selling, general, and administrative expense	$220,725	$273,731	$64,193
Research and development expense	74,848	59,211	49,069
Total stock-based compensation expense	$295,573	$332,942	$113,262

The weighted average grant-date fair value of options granted during the years ended December 31, 2010, 2009 and 2008 was $0.455, $0.480 and $0.538 per option, respectively.  The fair value of the option grants was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Year ended December 31,
	2010	2009	2008
Risk-free interest rate	3.36%	3.39%	3.26%
Volatility factor	21.42%	21.28%	27.00%
Weighted average expected life (in years)	7	7	7
Dividend rate	0.0%	0.0%	0.0%

(23)

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (continued)

For the years ended December 31, 2010, 2009 and 2008

8.	Stock Options and Stock-based Compensation (continued)

The Company based its estimate of expected stock price volatility on monthly price observations of the AMEX Biotech Index. Given the Company’s limited history with stock options, the Company’s expected term is based on average of the contractual term and the vesting period of the options (the SAB 110 “Simplified” method).

9.	Stock Warrants

On October 2002, the Company issued a stock warrant related to a note payable (see Note 5, Long-term Debt).  The warrant entitled the holder to purchase 25,000 shares of common stock at a price of $.01 per share.  The warrant was exercised in 2007 (see Note 6, Common Stock).

On March 2004, the Company issued a stock warrant related to a note payable (see Note 5, Long-term Debt).  The warrant entitles the holder to purchase preferred stock for $50,000 at the lowest dollar amount paid by other purchasers of the preferred stock.  There have been no offerings of preferred stock by the Company.  The warrant is exercisable from date of issuance through the expiration date of  March 2016.  Upon expiration of the preferred stock warrant, the holder has 90 days (through June 2016) to purchase $50,000 of common stock at the lesser of the current issuance price or the average price paid per share by all shareholders owning common stock prior to the current issuance.

On February 2005, the Company issued a stock warrant related to a note payable (see Note 5, Long-term Debt).  The warrant entitles the holder to purchase preferred stock for $125,000 at the lowest dollar amount paid by other purchasers of the preferred stock.  There have been no offerings of preferred stock by the Company.  The warrant is exercisable from date of issuance through the expiration date of  February 2017.  Upon expiration of the preferred stock warrant, the holder has 90 days (through May 2017) to purchase $125,000 of common stock at the lesser of the current issuance price or the average price paid per share by all shareholders owning common stock prior to the current issuance.

In 2008, the Company issued stock warrants related to common stock issuances (see Note 6, Common Stock).  The warrant is exercisable for five years from date of issuance.  The warrant allows the holder the ability to purchase an additional share of common stock for every share purchased in connection with the warrant.  The exercise price is $2.00 per share.

In October 2009, the Company issued a stock warrant related to a note payable (see Note 5, Long-term Debt).  The warrant is exercisable for five years from date of issuance.  The warrant allows the holder the ability to purchase 300,000 shares of common stock.  The exercise price is $2.00 per share.

In November 2009, the Company issued stock warrants to four board members in exchange for personal guarantees on a bank line of credit (See Note 3, Bank Line of Credit).  The warrant is exercisable for five years from date of issuance.  The warrant allows the four holders the ability to purchase an additional 375,000 shares of common stock.  The exercise price is $2.00 per share.

(24)

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (continued)

For the years ended December 31, 2010, 2009 and 2008

9.	Stock Warrants (continued)

In 2009, the Company issued stock warrants related to common stock issuances (see Note 6, Common Stock).  The warrant is exercisable for five years from date of issuance.  The warrant allows the holder the ability to purchase an additional share of common stock for every two shares purchased in connection with the warrant.  The exercise price is $2.00 per share.

In 2010, the Company issued stock warrants related to common stock issuances (see Note 6, Common Stock).  The warrant is exercisable for five years from date of issuance.  The warrant allows the holder the ability to purchase an additional share of common stock for every two shares purchased in connection with the warrant.  The exercise price is $2.00 per share.

In 2010, the Company issued stock warrants in connection with the issuance of convertible debentures (see Note 5, Long-term Debt).  The warrants were subsequently modified in 2011, and it is assumed that all holders will convert their warrants to accept the new terms.  Each $100,000 debenture included the issuance of one warrant, which is exercisable for five years from date of issuance.  The modified terms of the warrant allowed the holder the ability to purchase an additional 50,000 shares of common stock at $2.00 per share.  The fair value of these warrants is estimated at $124,227, which is recorded as a discount to the face amount of the convertible debentures, to be accreted over 3 years.  Accretion expense was $7,145 for the year ended December 31, 2010, and is included as Interest expense within the Statement of Operations and Total Comprehensive Loss.

As of December 31, 2010, warrants to purchase 7,220,005 shares of common stock were outstanding and exercisable.

10.	Treasury Stock

Treasury stock is accounted for using the par value method and is constructively cancelled when received.

11.	Income Taxes

The provision for income taxes, if any, is comprised of current and deferred components.  The current component, if any, presents the amount of federal and state income taxes that are currently reportable to the respective tax authorities and is measured by applying statutory rates to the Company’s taxable income as reported in its income tax returns.

The Company adopted ASC 740-10 effective January 1, 2007. The adoption of ASC 740-10 did not require an adjustment to the opening balance of retained earnings as of January 1, 2007. There were no changes to unrecognized tax benefits during 2010. The tax years 2006 through 2010 remain open to review by various taxing authorities.

(25)

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (continued)

For the years ended December 31, 2010, 2009 and 2008

11.	Income Taxes (continued)

Deferred income taxes are provided for the temporary differences between the carrying values of the Company’s assets and liabilities for financial reporting purposes and their corresponding income tax basis.  These temporary differences are primarily attributable to a net operating loss, which, due to income tax laws and regulations, become taxable or deductible in different years than their corresponding treatment for financial reporting purposes.  The temporary differences give rise to either a deferred tax asset or liability in the financial statements, which is computed by applying statutory tax rates to taxable or deductible temporary differences based upon the classification (i.e., current or noncurrent) of the asset or liability in the financial statements which relate to the particular temporary difference.  Deferred taxes related to differences that are not attributable to a specific asset or liability are classified in accordance with the future period in which they are expected to reverse and be recognized for income tax purposes.

During the development stage of the Company when future benefit of the deferred tax asset is uncertain, the Company provides for a full valuation allowance against the deferred tax asset.  Net operating loss carry forwards start to expire beginning 2021 for both federal and state purposes.  The net operating tax loss carry forward totals $24,700,000 and $15,400,000 at December 31, 2010 and 2009, respectively.

	2010	2009
Current deferred income tax asset:
Tax net operating loss carry forward	$9,625,100	$6,003,800
Tax-deferred stock option expense	355,300	240,000
Research and development credit	(21,700)	(21,700)
Total current deferred income tax asset	9,958,700	6,222,100
Valuation allowance	(9,958,700)	(6,222,100)
Net deferred income tax asset	$-	$-

12.	Lease Commitments

The Company leases its USA facilities under an operating lease beginning February 2005 and extended through December 2012 and its Europe facilities on a two-year lease beginning January 2008 and extended through January 2012.  The Company also has three equipment operating leases with terms of 3 to 5 years. Future minimum rental payments are as follows for the years ending December 31: 2011 - $239,912; 2012 - $219,189; 2013 - $13,869; 2014 - $7,487; and 2015 - $2,344.

Rent expense totaled $165,817 in 2010; $142,406 in 2009; and $92,448 in 2008.

(26)

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (continued)

For the years ended December 31, 2010, 2009 and 2008

13.  Retirement Plan

The Company provides a 401(k) Profit Sharing Plan for elective deferrals whereby participants can defer up to 100% of their wages not to exceed a maximum dollar amount determined by the Federal Government each year. The Company, at its discretion, can make matching contributions to the plan. The Company may also make qualified non-elective contributions to participants who are not highly compensated employees. All employees meeting age and hours of service requirements are eligible to participate in the Plan after completing one year of service. Participants become vested in employer contributions on a graduated scale with full vesting after six years. No company contributions have yet been made.

14.  Commitments and Contingencies

Legal Proceedings

The Company currently is not a party to any material legal proceeding and has no knowledge of any material legal proceeding contemplated by any governmental authority or third party. The Company may be subject to a number of claims and legal proceedings which, in the opinion of our management, are incidental to normal business operations. In managements’ opinion, although final settlement of these claims and suits may impact the financial statements in a particular period, they will not, in the aggregate, have a material adverse effect on the Company’s financial position, cash flows or results of operations.

Indemnity of Directors and Officers

As permitted under Delaware law and required by corporate by-laws, the Company indemnifies and holds harmless its directors and officers for certain events or occurrences while the director or officer is or was serving in such capacity. The maximum potential amount of future payments that could be required under these indemnification obligations is unlimited; however, the Company maintains a Directors and Officers liability insurance policy that enables it to recover a portion of any future amounts paid with a limit of liability of $2,000,000.  The Company may incur an additional liability if indemnity for more than the limit of liability occurred, and such liability may have a material adverse effect on our financial position, cash flows and results of operations. As there were no known or pending claims, the Company has not accrued a liability for such claims as of December 31, 2010.

Warranty

In the ordinary course of business, the Company warrants to customers that its products will conform to published or agreed specifications. Generally, the applicable product warranty period is 90 days from the date of delivery of the goods.  The Company provides for estimated warranty costs at the time of the product sale.  As of December 31, 2010, management believes that no warranty allowance is necessary due to a limited sales history and that no goods have historically been returned.

(27)

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (continued)

For the years ended December 31, 2010, 2009 and 2008

14.  Commitments and Contingencies (continued)

Stock Options

The Company has agreements with one board member and an equity financing consultant for payment of services by stock options.  The board member is to receive a stock option for 4,000 shares each month with an exercise price equal to the current market price.  The equity financing consultant currently receives $12,500 in value of shares per month, where the number of shares are determined by dividing $12,500 by the exercise price equal to the current market price.  (The equity financing consultant also receives $5,000 in cash per month and $2,500 in stock grants per month related to this agreement.) Both agreements are cancellable with 90 days notice.

University License Agreements

The Company has agreements with universities related to in-licensed technologies as follows:

AGREEMENT WITH WEST VIRGINIA UNIVERSITY (WVU)
The Company has entered into a License and Exclusive Option to License Agreement with the West Virginia University Research Corporation, a nonprofit West Virginia corporation (“WVURC”) acting for and on behalf of WVU.  Under the terms of this Agreement, the WVURC has granted the Company an exclusive option to license technology from the laboratories of certain WVU principal investigators in the field of protein discovery, for therapeutic, diagnostic and all other commercial fields worldwide.  Under the terms of this Agreement, the Company pays expenses for the preparation, filing and prosecution of related patent applications, and the Company will pay royalties on the net revenue resulting from the sale of products and services that utilize the WVU subject technology.

AGREEMENT WITH JOHNS HOPKINS UNIVERSITY (JHU)
In June, 2009 the company entered into an Exclusive License Agreement with Johns Hopkins University for technology developed in the laboratory of Jennifer Van Eyk, Ph.D., Professor of Medicine, Division of Cardiology, Biological Chemistry and Biomedical Engineering. The technology field is albumin-bound protein complexes and their use in the diagnosis of cardiovascular disease. Under the terms of the license agreement, the Company has the exclusive, worldwide, rights to commercialize the technology. The Company is obligated to pay expenses for the preparation, filing and prosecution of related patent applications, and the Company will pay royalties on the net revenues resulting from the sale of products and services that utilize the JHU subject technology.

AGREEMENT WITH GEORGE WASHINGTON UNIVERSITY (GWU)
In March, 2009 the Company entered into an Exclusive License Agreement with George Washington University (Washington D.C.) for technology developed in the laboratory of Dr. Akos Vertes Ph.D., Professor of Chemistry, Professor of Biochemistry & Molecular Biology, Founder and Co-Director of the W.M. Keck Institute for Proteomics Technology and Applications, the Department of Chemistry, who is a science advisor to the Company. The technology field is LAESI - laser ablation electrospray ionization, a new method of bioanalytical analysis that enables high throughput biomolecule characterization.

(28)

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (continued)

For the years ended December 31, 2010, 2009 and 2008

14.  Commitments and Contingencies (continued)

AGREEMENT WITH GEORGE WASHINGTON UNIVERSITY (GWU) - [continued]
Under the terms of the license agreement, the Company has the exclusive, worldwide rights to commercialize the technology. The Company is obligated to pay expenses for the preparation, filing and prosecution of related patent applications, and the Company will pay royalties on the net revenues resulting from the sale of products and services that utilize the GWU subject technology.

AGREEMENT WITH VIRGINIA TECH (VT)
In 2010, the Company entered into an agreement with Virginia Tech (VT) for the exclusive option to license technology in development in the laboratory of Rafael Davalos, PhD, which is intended to enable the separation of specific cell populations, such as cancer cells, in blood and other fluids.  It also has a co-exclusive license to the IRAK-1 compound as a regulator of diseases and disorders in the lab of Liwu Li, PhD.

Joint Pharmaceutical Development Agreement

AGREEMENT WITH LABORATOIRE MAYOLY SPINDLER
In May, 2009 the Company, and its wholly-owned subsidiary ProteaBio Europe SAS, entered into a Joint Research and Development Agreement with Laboratories Mayoly Spindler SAS (Mayoly), a European Pharmaceutical company with headquarters in France, for the joint development of a recombinant lipase biopharmaceutical. Under terms of the agreement, Protea receives the exclusive marketing rights for the therapeutic in the territory of North America; will be responsible for paying 40% of the development expenses (with Mayoly Spindler funding the remaining 60%); will pay royalties on net sales of the biopharmaceutical, and a milestone payment of 1M Euros at the time the Company obtains the first FDA approval for the recombinant Lipase biotherapeutic. The Company also receives a sublicense to certain patents owned by Mayoly and licensed from the government of France.  At December 31, 2010, after an accounting of the actual expenses paid by each party in relation to development costs, the Company owed approximately $705,000 to Mayoly Spindler, which is reflected in Trade Accounts Payable on the Consolidated Balance Sheet.

Engineering and Design Services

The Company has an ongoing relationship with MPR Associates, Inc. for engineering and design services related to their LAESI (Laser Ablation Electrospray Ionization) technology.  Subsequent to year end, the Company issued approximately $738,000 of purchase orders for further activities related to ongoing software development, completion of development and design, retrofit of beta units to production standards and production of three additional instruments.  In addition, at December 31, 2010, the Company recorded approximately $442,000 in Trade Payables owed to MPR for work completed on the LAESI technology.

(29)

PROTEA BIOSCIENCES, INC. (A DEVELOPMENT STAGE ENTERPRISE)

Notes to Consolidated Financial Statements (continued)

For the years ended December 31, 2010, 2009 and 2008

15.  Evaluation of Subsequent Events

In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through July 12, 2011, the date the financial statements were available to be issued.

Financing

Subsequent to the balance sheet date, the Company sold 71.55 units of a 6% Series A Convertible Debenture due 2014 for $7,155,000.  Each unit, valued at $100,000, is convertible into 66,667 shares of the Company’s Class A Common stock (valued at $1.50 per share).  Each unit also includes one Warrant to purchase up to 50,000 shares of the Company’s Class A Common Stock.

Common Stock

Subsequent to the balance sheet date, the Company sold 20,000 shares of Common Stock at a price of $1.50 per share.  The stock sales also included a stock warrant.  The warrant is exercisable for five years from date of issuance.  The warrant allows the holder the ability to purchase an additional share of common stock for every two shares purchased in connection with the warrant.  The exercise price is $2.00 per share.

Stock Options

Subsequent to the balance sheet date, the Company granted 241,500 shares of qualified incentive stock options (ISO) to employees and board members and consultants.  The stock options vest ranging from immediately to over four years with an option price of from $1.50 to $2.00 and expire no later than ten years from the date of grant.  The estimated value of the ISO’s is $119,000.

Agreements

Subsequent to the balance sheet date, the Company entered an exclusive financial advisor agreement with Summer Street Research Partners (SSRP) in May 2011.  The agreement includes $24,000 in consulting fees, and an 8% cash placement fee on all securities sold via SSRP.

Subsequent to the balance sheet date, the Company entered an exclusive agreement with Richardson & Patel, LLP for planned filings with the SEC.

(30)

PROTEA BIOSCIENCES, INC.
Pro-Forma Consolidated Balance Sheet
June 30, 2011

	Protea Biosciences, Inc. before conversion	Convertible Debenture conversion	Protea Biosciences, Inc. after conversion	SRKP 5, Inc.	Adjustments	Pro-Forma
ASSETS

Current Assets:
Cash and cash equivalents	$2,350,229		$2,350,229	$15,442	$(15,442)	$2,350,229
Restricted cash	49,918		49,918	-	-	49,918
Trade accounts receivable	87,002		87,002	-	-	87,002
Other receivables	605,392		605,392	-	-	605,392
Inventory	280,307		280,307	-	-	280,307
Prepaid expenses	232,531		232,531	-	-	232,531
Total current assets	3,605,379	0	3,605,379	15,442	(15,442)	3,605,379
Property and equipment, net	3,094,693		3,094,693	-	-	3,094,693
Other receivables noncurrent	22,122		22,122	-	-	22,122
Total Assets	$6,722,194	$-	$6,722,194	$15,442	$(15,442)	$6,722,194
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Current maturities on long term debt	$562,905		$562,905	$-	$-	$562,905
Trade accounts payable	1,373,775		1,373,775	-	-	1,373,775
Bank line of credit	3,000,000		3,000,000	-	-	3,000,000
Loan payable to shareholder	-		-	142,500	(142,500)	-
Other payables and accrued expenses	1,193,634	(128,197)	1,065,437	-	-	1,065,437
Total current liabilities	6,130,314	(128,197)	6,002,117	142,500	(142,500)	6,002,117

Long term debt - net of current portion	11,216,545	(7,429,185)	3,787,360	-	-	3,787,360

Stockholders' Equity:
Preferred stock	-		-	-	-	-
Common stock	18,672	5,722	24,394	386	(386)	24,394
Additional paid in capital	20,975,850	7,551,660	28,527,510	53,176	(53,176)	28,527,510
Stock subscriptions receivable	-		-	-	-	-
Deficit accumulated during development stage	(31,578,849)		(31,578,849)	(180,620)	180,620	(31,578,849)
Accumulated other comprehensive (loss)	(40,338)		(40,338)	-	-	(40,338)
Total Stockholders' Equity (deficit)	(10,624,665)	7,557,382	(3,067,283)	(127,058)	127,058	(3,067,283)
Total Liabilities and Stockholders' Equity	$6,722,194	$-	$6,722,194	$15,442	$(15,442)	$6,722,194

PROTEA BIOSCIENCES, INC.
Pro-Forma Consolidated Statement of Operations
For the Year Ended December 31, 2010

	Protea Biosciences, Inc. before conversion	Convertible Debenture conversion	Protea Biosciences, Inc. after conversion	SRKP 5, Inc.	Adjustments	Consolidated
	2011	2011	2011	2011

Revenue	$430,782		$430,782	$-		$430,782
Selling, general, administrative expenses	(2,581,276)		(2,581,276)	(13,013)		(2,594,289)
Research and development expense	(3,239,627)		(3,239,627)	-		(3,239,627)
Loss from operations	(5,390,121)		(5,390,121)	(13,013)		(5,403,134)
Other income (expense):
Interest and exchange gains income	1,358		1,358	-		1,358
Interest expense	(244,000)	55,242	(188,758)	-		(188,758)
Gain on debt settlement	-		-	-		0
Loss on asset disposal	-		-	-		0
Total other income (expense)	(242,642)	55,242	(187,400)	0		(187,400)

Loss before income taxes	(5,632,763)	55,242	(5,577,521)	(13,013)		(5,590,534)
Income taxes	-	-	-	-		0

Net loss	(5,632,763)	55,242	(5,577,521)	(13,013)	0	(5,590,534)

Net loss per share - basic and diluted	$(0.30)		$(0.23)			$(0.23)

Weighted number of shares outstanding - basic and diluted	18,672,378	5,722,130	24,394,508			24,394,508

PROTEA BIOSCIENCES, INC.
Pro-Forma Consolidated Statement of Operations
For the Six Month Period ended June 30, 2011

	Protea Biosciences, Inc. before conversion	Convertible Debenture conversion	Protea Biosciences, Inc. after conversion	SRKP 5, Inc.	Adjustments	Consolidated
	2010	2010	2010	2010

Revenue	$905,467		$905,467	$-		$905,467
Selling, general, administrative expenses	(4,660,909)		(4,660,909)	(36,747)		(4,697,656)
Research and development expense	(5,495,766)		(5,495,766)	-		(5,495,766)
Loss from operations	(9,251,208)		(9,251,208)	(36,747)		(9,287,955)
Other income (expense):
Interest and exchange gains income	3,890		3,890	-		3,890
Interest expense	(335,225)	24,362	(310,863)	-		(310,863)
Gain on debt settlement	-		-	-		0
Loss on asset disposal	(1,119)		(1,119)	-		(1,119)
Total other income (expense)	(332,454)	24,362	(308,092)	0		(311,982)

Loss before income taxes	(9,583,662)	24,362	(9,559,300)	(36,747)		(9,596,047)
Income taxes	-	-	-	0		0
						(9,596,047)
Net loss	(9,583,662)	24,362	(9,559,300)	(36,747)	0	(9,596,047)

Net loss per share - basic and diluted	$(0.57)		$(0.54)			$(0.54)

Weighted number of shares outstanding - basic and diluted	16,865,709	878,145	17,743,854			17,743,854

PROTEA BIOSCIENCES, INC.
Notes to Unaudited Pro Forma Consolidated Financial Statements

1.           Basis of Presentation

Pursuant to a merger agreement dated September 2, 2011 between Protea Biosciences, Inc. (the Company) and SRKP 5, Inc., each share of the Company’s common stock has been converted into one share of SRKP 5, Inc.’s common shares.

Since not all information required for annual financial statements is included herein, the enclosed unaudited pro forma condensed consolidated financial statements presented here should be read in conjunction with the Company’s audited financial statements for the period ended December 31, 2010.

The unaudited pro forma condensed consolidated Statements of Operations for the year ended December 31, 2010 and for the six months ended June 30, 2010 are presented as if the merger occurred at the beginning of the respective periods.

The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and are not necessarily indicative of what the financial position and results of operations actually would have been for the periods presented, nor do such financial statements purport to represent the results of future periods.  The pro forma adjustments are based upon available information.

It is management’s opinion that these pro forma financial statements include all adjustments necessary for the fair presentation, in all material respects, of the proposed transaction described above in accordance with US GAAP applied on a basis consistent with the Company’s accounting policies.  No potential cost savings, non-recurring charges, or credits are anticipated by the Company’s management subsequent to completion of the transaction.

2.           Business Acquisition

The merger agreement as described above is intended to qualify as a tax-free exchange pursuant to Section 351 and 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

3.   Pro Forma Assumptions and Adjustments

The unaudited pro forma consolidated financial statements incorporate the following pro forma assumptions:

a)	All of the SRKP 5, Inc. common shareholders surrender their shares;
b)	The exchange agreement will be accounted for as a reverse merger and a tax-free reorganization;
c)	Any remaining cash in SRKP 5, Inc. will be distributed to existing shareholders, and the loans payable to shareholders will be satisfied prior to the merger.

4.   Pro Forma Share Capital

Pro forma share capital at June 30, 2011 has been determined as follows:

Issued common shares of:	# Shares Issued	Par Value	Additional Paid in Capital
Protea Biosciences, Inc. before conversion	18,672,378	$18,672	$20,975,850
Conversion of Convertible Debentures	5,722,130	$5,722	$7,551,660
Protea Biosciences, Inc. after conversion	24,394,508	$24,394	$28,527,510